As filed with the Securities and Exchange Commission on April 15, 2024

Registration Statement No. 333-276129

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1/A

Amendment No. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Forwardly, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	7363	84-3257503
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3535 Executive Terminal Drive

Henderson NV 89052

(702) 840-4433

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

George Sharp, CEO

3535 Executive Terminal Drive

Henderson NV 89052

(702) 840-4433

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ernest M. Stern, Esq. Culhane Meadows PLLC 1701 Pennsylvania Avenue, N.W. Suite 200 Washington, D.C. 20006	Craig Etem, Esq. Fennemore Craig PC 9275 W. Russell Road Suite 240 Las Vegas, Nevada 89148

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

This registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 15, 2024

Prospectus

137,636,995 Shares of Common Stock

Forwardly, Inc.

This is an initial public offering of 137,636,995 shares of our common that may be offered for resale or otherwise disposed of by the selling stockholders listed on the Selling Stockholder table on page 17 (the “Selling Stockholders”).

We will not receive any proceeds from the sale or other disposition of the securities by the Selling Stockholders. We do not have any planned acquisitions at this time.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements as set forth on page 5 of this prospectus. Our common stock is quoted under the symbol “FORW” on the OTC Pink Market (“OTC Pink”). On April 10, 2024, the last reported sale price of our common stock was $0.02.

The Selling Stockholders may only offer and sell the common stock registered pursuant to this prospectus at a fixed price of $0.02 per share (which was the last reported sale price of our common stock on the OTC Pink market on April 10, 2024) until such time as our common stock is listed on a national securities exchange or quoted on the OTC Bulletin Board, OTCQX or OTCQB, at which time such shares may be sold at a prevailing market price or in a privately negotiated transaction. The Selling Stockholders are underwriters within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 in this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ___________ __, 2024

ADDITIONAL INFORMATION

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. No one has been authorized to provide you with different information. The shares are not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of such documents.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless otherwise noted, the terms “the Company,” “Forwardly”, “we,” “us,” and “our” refer to Forwardly, Inc.

The Company

Overview

We are headquartered in Henderson, Nevada and operate as a holding company dedicated to acquiring, managing and operating subsidiaries in the technology industry across the United States.

We were formed in Nevada on September 17, 2005, under the name FSBO Media Holdings, Inc.

On August 28, 2008, we merged with Guard Dog, Inc., a Nevada corporation, and changed our name to Guard Dog, Inc.

We completed a 1:8 reverse split and changed our name to Forwardly, Inc. FINRA announced the name change on January 14, 2019, and changed the symbol from GRDO to FORW on May 11, 2020.

We are authorized to issue 1,360,000,000 shares of common stock, 24,000,000 Series A preferred stock, 1,500,000 shares of Series B preferred stock, 5,000,000 shares of Series C preferred stock and 5,000,000 shares of Series D preferred stock. As of December 15, 2023, we had 569,654,257 shares of common stock issued and outstanding held by approximately 409 holders of record, and 521,413 issued and outstanding shares of Series A preferred stock, 123,478 issued and outstanding shares of Series B preferred stock, no shares of Series C preferred issued and outstanding and 300,000 shares of Series D preferred issued and outstanding. Our common stock is currently quoted on the OTC Market’s Pink Market under the symbol “FORW.”

Our executive offices are located at 3535 Executive Terminal Drive, Henderson, NV 89052, and our telephone number is (702) 840-4433.

Business Overview

We are a holding company organized with a goal of investing, acquiring and managing a diversified portfolio of emerging growth-oriented companies and serving as a distributor of various technology products. We are actively involved in assisting the companies we acquire to generate sales, engage in successful marketing of their products or services and, for those companies that are public, to provide guidance on increasing their stock price through successful investor relations and public relations programs.

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To date we have not generated any revenues and have incurred net losses for the years ended December 31, 2023 and 2022, of $364,337 and $2,607,004, respectively and an accumulated deficit of $7,446,531. We also have accrued related party accrued expenses as of December 31, 2023, of $1,087,329 to George Sharp, our President, consisting of advances of $7,329 he has made to the Company and his accrued consulting fees of $1,080,000. We have relied upon our capital-raising efforts to finance our operating expenses. We anticipate that we will incur debt of $500,000 in the next 12 months to meet our cash flow requirements. To the extent that we are obliged to repay such debt whether or not convertible into shares of our capital stock, prior to achieving sufficient revenues or selling shares of our common stock to meet those debt obligations, investors could lost their entire investment or be significantly diluted should the price of our stock decline as we sell additional equity in our company.

We seek opportunities to acquire and grow businesses that possess strong brand values and that can generate long-term sustainable free cash flow and attractive returns to maximize value for all stakeholders. In accordance with that goal, we formed a wholly-owned subsidiary in the State of Wyoming, Breathe Medical Devices, Inc., on June 1, 2020, through which we intend to perform the Exclusive Distributor Agreement we entered into with Ligand Innovation Global for the sale of portable ventilator medical equipment, under the brand name LifeAir G1, throughout the United States, in perpetuity, subject to a right of Ligand Innovation Global to terminate the Exclusive Distributor Agreement if we have not sold at least 1,000 portable ventilators within two years following United States Food and Drug Administration (“FDA”) approval of the ventilator equipment, which FDA review is in process. The FDA has requested additional testing. We will receive a commission for the sale of the ventilators in an amount that we expect to be 15% of the retail sales price, but the exact amount is to be determined based on the actual sales price of the ventilators. In addition, we acquired on April 8, 2021, under the terms of a Stock Purchase Agreement, 33.33% of the issued and outstanding shares of Ligand Innovation Global in return for an investment of $1,000,000 for which we also received a warrant to acquire 20,000,000 shares of Ligand Innovation Global at $1.00 per share for a period of two years from the closing following FDA approval of Ligand Innovation Global’s LifeAir G1 ventilator equipment. Under the terms of the exclusive distributor agreement with Ligand Innovation Global, we have agreed to loan it $5,000,000 if we raise $15,000,000 under a Regulation A+ offering that we currently do not plan to pursue. Ligand Innovation Global also has informed us that its application in Ghana with Ghana’s equivalent of the U.S. FDA has been reviewed by that regulatory body and that it expects to receive approval by the end of June 2024.

We purchased from HUMBL, Inc. (OTCMKT: HMBL), a Delaware corporation engaged in the mobile payments business using blockchain technology, a warrant issued on December 4, 2020, that allowed us to purchase up to 125 million post-split (effective February 26, 2021) shares of common stock (the Warrant Shares”) at an exercise price of $0.20 per share that was exercisable until December 4, 2022, under which we purchased 10,000,000 share of HUMBL common stock. On November 18, 2021, we entered into a Share Registration Agreement with HUMBL under which HUMBL agreed to register the Warrant Shares through the filing with the SEC of a Form S-1 and to extend the warrant exercise period from December 3, 2022 to December 31, 2023. On January 21, 2022, we purchased 10,000,000 shares of HUMBL common stock upon a partial exercise of this warrant, On November 15, 2022, we entered into a Settlement Agreement and Mutual Release of Claims (the “Settlement Agreement”) with HUMBL. Under the terms of the Settlement Agreement, HUMBL agreed to pay us $2,200,000 in the form of a promissory note and execute a confession of judgment to settle certain disputes between the parties. In return, we agreed to return 115,000,000 unexercised warrants to HUMBL. We retained the 10,000,000 shares of HUMBL common stock issued to us from the original 125,000,000 warrants in lieu of receiving interest on the note. HUMBL has paid the note in full as of September 30, 2023.

On April 15, 2021, we invested $200,000 in Maverick Energy Group, Inc. (OTC:Pink: MKGP) (“Maverick”) for which Maverick issued us a 12-month convertible promissory note bearing interest at the rate of 15% per annum that is convertible into shares of Maverick’s common stock at $0.20 per share. Under the terms of that note, Maverick also provided us with a two-year warrant enabling us to purchase up to 2,000,000 shares of Maverick’s common stock at $0.35 per share. Maverick also entered into a consulting agreement with George Sharp to help guide Maverick on its business strategy, financing endeavors and commitment to enhancing shareholder value, as well to ensure that Maverick fulfills its requirements to regulators and OTC Markets Group. Maverick defaulted on the payment of the convertible promissory note. Accordingly, we initiated a lawsuit in the District Court for Clark County, Nevada (Case No. A-22-853928-C) to recover the unpaid principal and accrued interest under that note, On March 13, 2023, Maverick confessed and authorized the entry of judgment in our favor in the sum of $264,027.23 (which included legal fees we incurred of $6,494.23) through March 13, 2023, with interest continuing to accrue at 15% per annum. The current amounts owed through April 11, 2024, are interest of $42,857.50 and additional legal fees and expenses of $4,659.50.

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On August 11, 2023, we purchased from Stratos Renewables Corporation (OTCPink; SRNW) 2,000,000 units with each unit consisting of one share of common stock, one warrant at an exercise price of $0.30 per share expiring December 31, 2024, and one warrant at an exercise price of $0.50 per share expiring December 31, 2026, for a purchase price of $400,000. Stratos Renewables Corporation is a related party for which our CEO and Director is the CEO and Director of Stratos Renewables Corporation, also a company looking for business opportunities, including merger candidates.

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, which we refer to as the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies. These provisions include:

●	Reduced disclosure about our executive compensation arrangements;
●	No non-binding shareholder advisory votes on executive compensation or golden parachute arrangements;
●	Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting; and
●	Reduced disclosure of financial information in this prospectus, limited to two years of audited financial information and two years of selected financial information.

As a smaller reporting company, each of the foregoing exemptions is currently available to us. We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.235 billion in annual revenues as of the end of a fiscal year, if we are deemed to be a large-accelerated filer under the rules of the Securities and Exchange Commission, or if we issue more than $1.0 billion of non-convertible debt over a three-year-period.

The JOBS Act permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We have elected the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the Act until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Corporate Information

We were formed in Nevada on September 17, 2005, under the name FSBO Media Holdings, Inc. Our principal executive office is located at 3535 Executive Terminal Drive, Henderson, Nevada 89052, and our telephone number is (702) 840-4433. Our internet website is [www.forwardly,com,] The information on, or that can be accessed through, our website is not part of this prospectus, and you should not rely on any such information in making the decision whether to purchase our common stock.

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The Offering

Common Stock to be Sold	Up to 137,636,995 shares of our common stock to be sold by the Selling Stockholders.

Common Stock Outstanding	569,654,257 as of December 15, 2023

Use of Proceeds	We will not receive any of the proceeds from the sale or other disposition of the securities by the Selling Stockholders.

Dividend Policy	We have never declared any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in financing the growth of our business and do not anticipate paying any cash dividends for the foreseeable future. See “Dividend Policy”.

OTC Pink Symbol	FORW

Risk Factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 9 of this prospectus before deciding whether or not to invest in our common stock.

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Summary Financial Information

The summary financial information set forth below is derived from the more detailed audited consolidated financial statements of the Company appearing elsewhere in this prospectus. You should read the summary consolidated financial information below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, including the notes to such financial statements.

Statement of Operations Data:	Year Ended
	December 31, 2023	December 31, 2022

Revenues, net	$-	$-
Cost of Revenues	-	-
Gross Profit	-	-
Total Operating Expenses	(669.337)	(1,846,966)
Loss from Operations	(669.337)	(1,846,966)
Other income (expense)	305,000	(760,038)
Net (Loss) Income Before Income Taxes	$(364,337)	$(2,607,004)
Basic and Diluted
Net Loss Per Share	$(0.00)	$(0.01)
Weighted Average Number of Shares Outstanding Basic and Diluted	566,818,641	502,677,056

Balance Sheet Data:	December 31, 2023	December 31, 2022

Cash	$295,162	$408,460
Other Current Assets	769,000	534.000
Non-current Assets	-	-
		12,123
Total Assets	$1,064,162	$954,583

Debt/Convertible and Non-convertible	$-	$-
Other Current Liabilities	1,148,426	903,360
Preferred Stock	944	944
Common Stock	569,654	558,154
Additional Paid-In Capital	6,791,669	6,574,319
Accumulated Deficit	(7,446,531)	(7,082,194)
Total Liabilities and Stockholders’ Equity	$1,064,162	$954,583

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects”, “anticipates”, “intends”, “estimates”, “plans”, “potential”, “possible”, “probable”, “believes”, “seeks”, “may”, “will”, “should”, “vision,” “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus.

You should read this prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. These risks and uncertainties, along with others, are described above under the heading “Risk Factors” beginning on page 9 of this prospectus. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, and particularly our forward-looking statements, by these cautionary statements.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this prospectus, before purchasing shares of our common stock. There are numerous and varied risks that may prevent us from achieving our goals. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock could decline and investors in our common stock could lose all or part of their investment.

Risks Related to our Business

Since we have a limited operating history in our industry, it is difficult for potential investors to evaluate our business.

Our short operating history makes it difficult for potential investors to evaluate our business or prospective operations. As an early stage company, we are subject to all the risks inherent in the financing, expenditures, operations, complications and delays inherent in a new business. Accordingly, our business and success face risks from uncertainties faced by developing companies in a competitive environment. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability. In addition, we have not yet generated any revenues nor sold or sold any products so potential investors cannot evaluate whether we can be successful in doing so in the future.

We may not be able to raise capital when needed, if at all, which would force us to delay, reduce or eliminate our acquisition of suitable target companies and could cause our business plan to fail.

We will need substantial additional funding to pursue our acquisition of companies and business units that meet our desired standards. There are no assurances that future funding will be available on favorable terms or at all. The failure to fund our operating and capital requirements could have a material adverse effect on our business, financial condition and results of operations. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce or eliminate our acquisition strategy. Any of these events could significantly harm our business, financial condition and prospects.

We may acquire other assets or businesses, or form collaborations or make investments in other companies or technologies that could harm our operating results, dilute our stockholders’ ownership, increase our debt or cause us to incur significant expense.

As part of our business strategy, we may pursue acquisitions of businesses and assets or enter into strategic alliances and collaborations, to initiate and then expand our operations. We may not identify or complete these transactions in a timely manner, on a cost-effective basis, or at all, and we may not realize the anticipated benefits of any such transaction, any of which could have a detrimental effect on our financial condition, results of operations and cash flows. We have limited experience with acquiring other companies and assets and limited experience with forming strategic alliances and collaborations. We may not be able to find suitable acquisition candidates, and if we make any acquisitions, we may not be able to integrate these acquisitions successfully into our existing business and we may incur additional debt or assume unknown or contingent liabilities in connection therewith. Integration of an acquired company or assets may also disrupt ongoing operations, require the hiring of additional personnel and the implementation of additional internal systems and infrastructure, especially the acquisition of commercial assets, and require management resources that would otherwise focus on developing our existing business. We may not be able to find suitable strategic alliance or collaboration partners or identify other investment opportunities, and we may experience losses related to any such investments.

To finance any acquisitions or collaborations, we may choose to issue debt or equity securities as consideration. Any such issuance of securities would dilute the ownership of our stockholders. If the price of our common stock is low or volatile, we may not be able to acquire other assets or companies or fund a transaction using our stock as consideration. Alternatively, it may be necessary for us to raise additional funds for acquisitions through public or private financings. Additional funds may not be available on terms that are favorable to us, or at all.

Our future success depends on our ability to retain our CEO and to attract, retain and motivate qualified personnel.

Our future business and results of operations depend in significant part upon the continued contributions of our CEO. If we lose his service or if he fails to perform in his current position, or if we are not able to attract and retain skilled personnel as needed, our business could suffer.

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Because we do not have an audit or compensation committee, shareholders will have to rely on the entire Board of Directors to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by the Board of Directors as a whole. Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

We expect to face intense competition, often from companies with greater resources and experience than we have.

To acquire qualified companies, we are likely to face competition from companies that have substantially greater financial, technological, managerial and research and development resources and experience than we have. In addition, if we are successful in closing our acquisition of one or more target companies, these acquired companies are likely to face competition for their service and product offerings from large and well-established companies that have greater marketing and sales experience and capabilities than we have. If we are unable to compete successfully, we may be unable to grow, sustain our revenue or be successful in achieving our business plan.

Current global financial conditions have been characterized by increased volatility which could negatively impact our business, prospects, liquidity and financial condition.

Current global financial conditions and recent market events have been characterized by increased volatility and the resulting tightening of the credit and capital markets has reduced the amount of available liquidity and overall economic activity. We cannot guaranty that debt or equity financing, the ability to borrow funds or cash generated by operations will be available or sufficient to meet or satisfy our initiatives, objectives or requirements. Our inability to access sufficient amounts of capital on terms acceptable to us for our operations will negatively impact our business, prospects, liquidity and financial condition.

We are growing the size of our organization, and we may experience difficulties in managing any growth we may achieve.

As of the date of this Prospectus, we have one part-time employee. As our acquisition plans proceed and development and commercialization plans and strategies develop, we expect to need additional development, managerial, operational, sales, marketing, financial, accounting, legal, and other resources. Future growth would impose significant added responsibilities on members of management. Our management may not be able to accommodate those added responsibilities, and our failure to do so could prevent us from effectively managing future growth, if any, and successfully growing our Company.

Our potential for rapid growth and our entry into new markets make it difficult for us to evaluate our current and future business prospects, and we may be unable to effectively manage any growth associated with these new markets, which may increase the risk of your investment and could harm our business, financial condition, results of operations and cash flow.

Our entry into new markets as we acquire new businesses may place a significant strain on our resources and increase demands on our executive management, personnel and systems, and our operational, administrative and financial resources may be inadequate. We may also not be able to effectively manage any expanded operations or achieve planned growth on a timely or profitable basis, particularly if the number of customers using our technology significantly increases or their demands and needs change as our business expands. If we are unable to manage expanded operations effectively, we may experience operating inefficiencies, the quality of our products and services could deteriorate, and our business and results of operations could be materially adversely affected.

If we are unable to develop and maintain our brand and reputation for our service and product offerings, our business and prospects could be materially harmed.

Our business and prospects depend, in part, on developing and then maintaining and strengthening our brand and reputation in the markets we will serve for the companies we acquire. If problems arise with our future products or services, our brand and reputation could be diminished. If we fail to develop, promote and maintain our brand and reputation successfully, our business and prospects could be materially harmed.

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We may not maintain sufficient insurance coverage for the risks associated with our future business operations.

Risks associated with our prospective businesses and operations include, but are not limited to, claims for wrongful acts committed by our officers, directors, and other representatives, the loss of intellectual property rights, the loss of key personnel, risks posed by natural disasters and risks of lawsuits from customers who are injured from or dissatisfied with our services. Any of these risks may result in significant losses. We cannot provide any assurance that our insurance coverage will be sufficient to cover any losses that we may sustain, or that we will be able to successfully claim our losses under our insurance policies on a timely basis or at all. If we incur any loss not covered by our insurance policies, or the compensated amount is significantly less than our actual loss or is not timely paid, our business, financial condition and results of operations could be materially and adversely affected.

Any failure to protect our future intellectual property rights could impair our ability to protect our technology and our brand.

Our success depends in part on our ability to enforce our intellectual property and other proprietary rights of the companies we expect to acquire. We expect to rely upon a combination of trademark and trade secret laws, as well as license and other contractual provisions, to protect our intellectual property and other proprietary rights. These laws, procedures and restrictions provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed or misappropriated. To the extent that our intellectual property and other proprietary rights are not adequately protected, third parties may gain access to our proprietary information, develop and market solutions similar to ours or use trademarks similar to ours, each of which could materially harm our business. The failure to adequately protect our intellectual property and other proprietary rights could have a material adverse effect on our business, financial condition and results of operations.

A prolonged economic downturn could adversely affect our business.

Uncertain global economic conditions could adversely affect our current and future business relationships. Negative global and national economic trends, such as decreased consumer and business spending, high inflation, rising interest rates, high unemployment levels and declining consumer and business confidence, pose challenges to our business and could result in declining revenue, profitability and cash flow. Unfavorable economic conditions may negatively affect demand for the products of Ligand Innovation Global and future businesses that we may acquire or in which we may have an ownership interest.

Increases in costs, disruption of supply or shortage of raw materials could harm our business.

Businesses in which we have an ownership interest may experience increases in the cost or a sustained interruption in the supply or shortage of raw materials. For example, the tariffs currently imposed for importing goods from China has significantly increased. Any such an increase or supply interruption could materially negatively impact our business, prospects, financial condition and operating results. Businesses in which we have an ownership interest may use various raw materials whose prices might fluctuate depending on market conditions and global demand for these materials that could adversely affect our business and operating results. Substantial increases in the prices for raw materials could increase the operating costs of businesses in which we have an ownership stake and could reduce their margins if those businesses cannot recoup the increased costs through increased prices for their products and services.

Risks Related to our Common Stock

We are subject to the reporting requirements of OTC Markets which subjects us to potential increased costs.

We are a public reporting company in the United States under the Alternative Reporting Standard of the OTC Pink Market and, accordingly, must incur the costs of preparing and filing annual and quarterly reports, and other information with the OTC for our stockholders. Our expenses will be higher than they would be if we remained a privately held company.

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Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

As a “shell company,” Rule 144 will not be initially available for our shareholders. In order to be eligible for Rule 144, we must meet the following criteria:

●	We have ceased to be a shell company;
●	We are subject to the reporting requirement of Section 13 or 15(d) of the Exchange Act;
●	We have filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K; and
●	At least one year has elapsed from the time that we filed current Form 10 type information with the SEC reflecting our status as an entity that is not a shell company.

We could issue “blank check” preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights, and provisions in our charter documents and under Nevada corporate law could discourage a takeover that stockholders may consider favorable.

Our articles of incorporation authorize the issuance of up to 40,000,000 shares of “blank check” preferred stock with designations, rights and preferences as may be determined from time to time by our Board of Directors and that our Board of Directors is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of our common stockholders. Our Board has designated Series A, B, C and D preferred stock and has issued Series A, B and D preferred stock. The issuance of these series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control and is the basis on which our current CEO has voting control. Our Board of Directors could authorize and issue additional Series A, B, C or D preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company.

Our stock price may be volatile, which may result in losses to our stockholders.

The stock markets have experienced significant price and trading volume fluctuations, and the market prices of companies quoted on the OTC Markets’ Pink Market, where our shares of common stock is quoted, generally have been very volatile and have experienced sharp share-price and trading-volume changes. The trading price of our common stock is likely to be volatile and could fluctuate widely in response to many of the following factors, some of which are beyond our control:

●	variations in our operating results;

●	changes in expectations of our future financial performance, including financial estimates by securities analysts and investors;

●	changes in operating and stock price performance of other companies in our industry;

●	additions or departures of key personnel; and

●	future sales of our common stock.

Domestic and international stock markets often experience significant price and volume fluctuations. These fluctuations, as well as general economic and political conditions unrelated to our performance, may adversely affect the price of our common stock. In particular, following initial public offerings, the market prices for stocks of companies often reach levels that bear no established relationship to the operating performance of these companies. These market prices are generally not sustainable and could vary widely. In the past, following periods of volatility in the market price of a public company’s securities, securities class action litigation has often been initiated.

12

Our shares of common stock are thinly traded, and in the future, may continue to be thinly traded, and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate such shares.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained due to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors, and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer that could better absorb those sales without adverse impact on its share price. Secondly, an investment in us is a speculative or “risky” investment due to our lack of revenues or profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

We do not anticipate paying any cash dividends.

We presently do not anticipate that we will pay any dividends on any of our capital stock in the foreseeable future. The payment of dividends, if any, would be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends will be within the discretion of our Board of Directors. We presently intend to retain all earnings, if any, to implement our business plan; accordingly, we do not anticipate the declaration of any dividends in the foreseeable future.

Our common stock may be subject to penny stock rules, which may make it more difficult for our stockholders to sell their common stock.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00 per share. The penny stock rules require a broker-dealer, prior to a purchase or sale of a penny stock not otherwise exempt from the rules, to deliver to the customer a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Certain of our executive officers, directors and large stockholders own a significant percentage of our outstanding capital stock. George Sharp, our President and Chairman of our Board of Directors, owns 5.35% of our issued and outstanding shares of common stock hares and through his ownership of 300,000 shares of our Series D preferred stock has 71.7% of our voting shares. Accordingly, Mr. Sharp has significant influence over our affairs due to his substantial ownership coupled with his management control that will allow him to have substantial voting power to approve matters requiring the approval of our stockholders. For example, these stockholders may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This concentration of ownership may prevent or discourage unsolicited acquisition proposals or offers for our common stock that some of our stockholders may believe is in their best interest.

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The offering price of our shares of common stock has been arbitrarily determined.

Our management has determined the price of the shares of our common stock offered by the Company. The price of the shares we are offering was arbitrarily determined based upon the current market value, illiquidity and volatility of our common stock, our current financial condition and the prospects for our future cash flows and earnings, and market and economic conditions at the time of the offering. The offering price for the common stock sold in this offering may be more or less than the fair market value for our common stock.

Risks Related to Our Financial Position and Capital Needs

We have incurred significant losses since our inception and anticipate that we will continue to incur losses in the future.

We historically have incurred net losses. In the years ended December 31, 2023 and 2022, we sustained net losses of approximately $364,337 and $2,607,004, respectively. At December 31, 2023 and 2022, we had an accumulated deficit of approximately $7,446,531 and $7,082,194, respectively.

To become profitable, we will need to generate revenues to offset our operating costs, including our general and administrative expenses. We may not achieve or, if achieved, sustain our revenue or profit objectives, and our losses may increase in the future, and, ultimately, we may have to cease operations.

To generate revenues, we must successfully acquire and integrate target companies and successfully develop and commercialize them. Our business plan is predicated on commercializing our products in collaboration with others. Even if our proposed products are commercially introduced, they may never achieve market acceptance and we may never generate significant revenues or achieve profitability.

The ability to successfully resolve these factors raises substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that may result from the outcome of these uncertainties.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to product candidates.

Until we can generate substantial revenues from product sales of companies we expect to acquire, we expect to seek additional capital through a combination of private and public equity offerings, debt financings, strategic collaborations, alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of existing stockholders will be diluted, and the terms may include liquidation or other preferences that adversely affect the rights of existing stockholders. Debt financing, if available, may involve agreements that include liens or other restrictive covenants limiting our ability to take important actions, such as incurring additional debt, making capital expenditures or declaring dividends, or issuing warrants that if exercised could be dilutive to our stockholders. If we raise additional funds through strategic collaborations and alliances, we may have to relinquish valuable rights to future product candidates. If we are unable to raise additional funds through equity or debt financing when needed, we may be required to delay, limit, reduce or terminate our acquisition of target companies or product development or commercialization efforts of those that we have acquired and that may require additional financing to develop and market their products.

Investors could lose their entire investment.

Prospective investors should be aware that if we are not successful in our acquisition strategy, their entire investment in us could become worthless. Even if we are successful in our programs there can be no assurance that investors will derive a profit from their investment.

14

Risks Related to Ownership of Our Securities

The market price of our common stock may fluctuate, and you could lose all or part of your investment.

The price of our common stock may decline below the offering price of the shares following this offering. The stock market in general, and the market price of our common stock will likely be subject to fluctuation, whether due to, or irrespective of, our operating results, financial condition and prospects.

Our financial performance, our industry’s overall performance, changing consumer preferences, technologies, government regulatory action, tax laws and market conditions in general could have a significant impact on the future market price of our common stock. Some of the other factors that could negatively affect our share price or result in fluctuations in our share price include:

●	actual or anticipated variations in our periodic operating results;

●	increases in market interest rates that lead purchasers of our common stock to demand a higher investment return;

●	changes in earnings estimates;

●	changes in market valuations of similar companies;

●	actions or announcements by our competitors;

●	adverse market reaction to any increased indebtedness we may incur in the future;

●	additions or departures of key personnel;

●	actions by stockholders;

●	speculation in the media, online forums, or investment community; and

●	our intentions and ability to list our common stock on the NYSE MKT and our subsequent ability to maintain such listing.

We do not know whether an active, liquid and orderly trading market will develop for our securities or what the market price of our securities will be and as a result it may be difficult for you to sell your shares of our Common Stock.

There is currently an illiquid market for our securities. The lack of an active market may impair your ability to sell those securities at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your securities. Further, an inactive market may also impair our ability to raise capital by selling securities and may impair our ability to enter into collaborations or acquire companies or products by using our securities as consideration.

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If we do not meet the listing standards of a national securities exchange our investors’ ability to make transactions in our securities will be limited, and we will be subject to additional trading restrictions.

Our securities currently are traded over-the-counter on the OTC Pink Market and are not qualified to be listed on a national securities exchange, such as NASDAQ. Accordingly, we face significant material adverse consequences, including:

-	a limited availability of market quotations for our securities;
-	reduced liquidity with respect to our securities;
-

our shares of common stock are currently classified as “penny stock” which requires brokers trading in our shares of common stock to adhere to more stringent rules, resulting in a reduced level of trading activity in the secondary trading market for our shares of common stock; and

-	a limited amount of news and analyst coverage for our company; and a decreased ability to issue additional securities or obtain additional financing in the future.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our securities will be your sole source of gain for the foreseeable future.

Some provisions of our charter documents and Nevada law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our articles of incorporation and bylaws that will become effective in connection with consummation of this offering, as well as provisions of Nevada law, could make it more difficult for a third party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders, or remove our current management. These include provisions that:

-	permit our Board of Directors to issue up to 40,000,000 shares of preferred stock, with any rights, preferences and privileges as it may designate;
-

provide that all vacancies on our Board of Directors, including as a result of newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

-

do not provide for cumulative voting rights, thereby allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election;

-	provide that special meetings of our stockholders may be called by a majority of the Board of Directors; and
-	provide that our Board of Directors is expressly authorized to make, alter or repeal the bylaws.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board of Directors, who are responsible for appointing the members of our management. Any provision of our articles of incorporation or bylaws or Nevada law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

As an emerging growth company and a smaller reporting company, we are subject to scaled disclosure requirements that may make it more challenging for investors to analyze our results of operations and financial prospects.

Currently, we are both an emerging growth company and a “smaller reporting company,” as defined by Rule 12b-2 of the Exchange Act. We have addressed on page 5, above, the reduced disclosure requirements of an emerging growth company. Even if we no longer qualify as an emerging growth company, we may still be subject to reduced reporting requirement so long as we are a “smaller reporting company.” As a “smaller reporting company,” we are able to provide simplified executive compensation disclosures in our filings and have certain other decreased disclosure obligations in our filings with the SEC, including being required to provide only two years of audited financial statements in annual reports. Consequently, it may be more challenging for investors to analyze our results of operations and financial prospects.

Furthermore, when we file periodic reports following the effectiveness of this Registration Statement, we will be a non-accelerated filer as defined by Rule 12b-2 of the Exchange Act, and, as such, are not required to provide an auditor attestation of management’s assessment of internal control over financial reporting, which is generally required for SEC reporting companies under Section 404(b) of the Sarbanes-Oxley Act. Because we will not be required to have our auditors provide an attestation of our management’s assessment of internal control over financial reporting, a material weakness in internal controls may remain undetected for a longer period.

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USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholders. We will receive no proceeds from the sale of shares of common stock by the Selling Stockholders in this offering.

The aggregate proceeds to the Selling Stockholders from the sale of the securities offered by them will be the purchase price of the securities less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents. We will not receive any of the proceeds from the sale or other disposition of the securities by the Selling Stockholders.

SELLING STOCKHOLDERS

This prospectus includes the possible resale of our shares of common stock by the Selling Stockholders. We do not know how long the Selling Stockholders will hold the shares of our common stock before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale of any of the shares of our common stock. See “Plan of Distribution.”

The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our common stock by the Selling Stockholders as of April 10, 2024. The percentages of shares owned after the offering are based on 569,654,257 shares of common stock outstanding as of April 10, 2024. The information in the table below with respect to the Selling Stockholders has been obtained from the Selling Stockholders. solely on information supplied to us by the Selling Stockholders and assumes the sale of all the shares offered hereby. Other than as described in the footnotes below, the Selling Stockholders have not, within the past three years, had any position, office or other material relationship with us or any of our predecessors or affiliates other than as a holder of our securities, or are broker-dealers or affiliates of a broker-dealer. Information concerning the Selling Stockholders may change from time to time and, if necessary and required, we will amend or supplement this prospectus accordingly.

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Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Series	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)(2)(3)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After Offering(4)	Percentage of Common Stock Owned After the Offering(4)

AirBond Travel Services Inc. (4)	1,487,124	1,487,124	-	-
Biltmore Properties, Ltd. (5)	2,974,247	2,974,247	-	-
James Blackwell	4,461,370	4,461,370	-	-
Cameron Bond	1,500,000	1,500,000	-	-
Paul Cloutier	11,896,987	11,896,987	-	-
Status Marketing Company, Inc.(6)	5,948,494	5,948,494	-	-
Michael Domingues	2,974,247	2,974,247	-	-
Antonio Dutra	8,922,740	8,922,740	-	-
Leonard J. Harris(7)	8,974,247	8,974,247	8,974,247	1.58%
Knoop Enterprises, Inc.(8)	20,298,448	20,298,448	-	-
Macnicol Emergence Fund(9)	8,922,740	8,922,740	-	-
Abubakkar Noohujohn	1,487,124	1,487,124	-	-
Nrich Inc.(10)	1,487,124	1,487,124	-	-
Kristine Plowman	1,487,124	1,487,124	-	-
Michael Pollack	4,000,000	4,000,000	-	-
Sapi Family Trust(11)	5,948,494	5,948,494	-	-
George Sharp(12)	30,448,494	30,448,494	30,448,494	5.34%
Michael Soffer	3,500,000	3,500,000	-	-
Ernest M. Stern	4,000,000	4,000,000	-	-

(1)

Under applicable SEC rules, a person is deemed to beneficially own securities which the person has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of a convertible security. Also under applicable SEC rules, a person is deemed to be the “beneficial owner” of a security with regard to which the person directly or indirectly, has or shares (a) voting power, which includes the power to vote or direct the voting of the security, or (b) investment power, which includes the power to dispose, or direct the disposition, of the security, in each case, irrespective of the person’s economic interest in the security. Each listed selling stockholder has the sole investment and voting power with respect to all shares of common stock shown as beneficially owned by such selling stockholder, except as otherwise indicated in these footnotes.

(2)	We do not know when or in what amounts the Selling Stockholders may offer shares for sale. The Selling Stockholders may not sell any or all of the shares offered by this prospectus. Because the Selling Stockholders may offer all or some of the shares pursuant to this offering and because there are currently no agreements, arrangements, or undertakings with respect to the sale of any of the shares, we cannot estimate the number of shares that will be held by the Selling Stockholders after completion of this offering. However, for illustrative purposes of this table, we have assumed that, after completion of this offering, none of the shares covered by this prospectus will be held by the Selling Stockholders.

(3)	Represents the amount and percentage of shares in the event all of the registered securities are sold during the offering.

(4)	AirBond Travel Services, Inc. is managed by Abubakkar Noohujohn who has sole voting and dispositive power over the shares held by AirBond Travel Services, Inc. The business address of this stockholder is 680 Rexdale Blvd., Unit 27, Toronto, ON M9W 0B5, Canada.

(5)	Biltmore Properties, Ltd. Is managed by George Pietrobon who has sole voting and dispositive power over the shares held by Biltmore Properties, Ltd. The business address of this stockholder is 355 Burrard Street, Suite 1000, Vancouver BC V6 2G8, Canada.

(6)	Status Marketing Company, Inc. is managed by Shahul Hameed who has sole voting and dispositive power over the shares held by Status Marketing Company, Inc. The business address of this stockholder is 3105 Countesss Crescent, Mississauga, ON L5M 0E1, Canada.

(7)	Leonard J. Harris is a member of the Company’s Board of Directors.

(8)	Konop Enterprises, Inc. is managed by Thad Knop who has sole voting and dispositive power over the shares held by Konop Enterprises, Inc. The business address of this stockholder is 39 Mountainview Ave., Toronto ON M6P 2L5, Canada.

(9)	Macnicol Emergence Fund is managed by Joseph Pochodyniak who has sole voting and dispositive power over the shares held by Macnicol Emergence Fund. The business address of this stockholder is 130 Boor Street West, Suite 905, Toronto ON M5S 1N5, Canada.

(10)	Nrich Inc. is managed by Abubakkar Noohujohn who has sole voting and dispositive power over the shares held by Nrich Inc. The business address of this stockholders is 680 Rexdale Blvd., Toronto ON M9W 0B5, Canada.

(11)	Sapi Family Trust is managed by Louis Sapi who has sole voting and dispositive power over the shares held by Sapi Family Trust. The business address of this stockholder is 5025 Orbitor Drive, Building 4, Suite 400, Mississauga ON L4W 4Y5, Canada.

(12)	George Sharp is President and CEO and Chairman of the Board of Directors of the Company.

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DETERMINATION OF THE OFFERING PRICE

We arbitrarily determined the price of the 137,636,995 shares being offered pursuant to this prospectus. The price of $0.02 per share does not bear any relationship to our assets, book value, earnings or other established criteria for valuing a privately held company. In determining the number of shares to be offered and the offering price, we took into consideration our capital structure and the amount of money we would need to implement our business plans. Accordingly, the offering price should not be considered an indication of the actual value of the securities.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Pink under the symbol FORW. As of April 10, 2024, there were approximately 409 holders of record of our common stock.

The following table sets forth the high and low bid closing prices for our common stock for the periods indicated, as reported by the OTC Pink Market. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission.

	High		Low
Year Ending December 31, 2023
October 1, 2023 through December 31, 2023		$.025	$.012
July 1, 2023 through September 30, 2023		$.020	$.016
April 1, 2023 through June 30, 2023		$.030	$.013
January 1, 2023 through March 31, 202c3		$.040	$.014

Year Ending December 31, 2022
October 1, 2022 through December 31, 2022		$.023	$.013
July 1, 2022 through September 30, 2022		$.034	$.023
April 1, 2022 through June 30, 2022		$.037	$.023
January 1, 2022 through March 31, 2022	$	,054	$.041

The last report sales price of our common stock on the OTC Pink Market on April 10, 2024, was $0.02 per share.

Dividend Policy

We have not declared nor paid any cash dividend on our common stock, and we currently intend to retain future earnings, if any, to finance the expansion of our business, and we do not expect to pay any cash dividends in the foreseeable future. The decision whether to pay cash dividends on our common stock will be made by our board of directors, in their discretion, and will depend on our financial condition, results of operations, capital requirements and other factors that our board of directors considers significant.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion should be read in conjunction with the consolidated financial statements and the related notes contained elsewhere in this prospectus. In addition to historical information, the following discussion contains forward looking statements based upon current expectations that are subject to risks and uncertainties. Actual results may differ substantially from those referred to herein due to a number of factors, including, but not limited to, risks described in the section entitled “Risk Factors” and elsewhere in this prospectus.

General

We are headquartered in Henderson, Nevada and operate as a holding company dedicated to acquiring and growing a diversified portfolio of profitable, growth-oriented companies.

Critical Accounting Policies, Estimates and Assumptions

In reading and understanding Forwardly’s discussion of results of operations, liquidity and capital resources, one should be aware of key policies, judgments and assumptions that are important to the portrayal of financial conditions and results.

The preparation of consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Forwardly bases its estimates on historical experience and other market-specific or other relevant assumptions that it believes to be reasonable under the circumstances. This process may result in actual results differing materially from those estimated amounts used in the preparation of the consolidated financial statements if these results differ from historical experience, or other assumptions do not turn out to be substantially accurate, even if such assumptions are reasonable when made. Forwardly evaluates its estimates and assumptions on an ongoing basis. Actual results could differ from those estimates under different assumptions or conditions.

Our critical accounting policies include:

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. These estimates include, but are not limited to, management’s estimate of provisions required for permanent and temporary differences related to income taxes, liabilities to accrue, and determination of the fair value of stock awards. Actual results could differ from those estimates.

Revenue Recognition

The Company will account for a contract with a customer that is within the scope of this Topic only when the five steps of revenue recognition under ASC 606 are met.

The five core principles will be evaluated for each service provided by the Company and is further supported by applicable guidance in ASC 606 to support the Company’s recognition of revenue.

The Company has not recognized any revenue to date.

Digital Assets

Digital assets are included in the consolidated balance sheets. We have ownership of and control over our digital assets and may use third party custodial services to secure them. Digital assets are initially recorded at cost and are subsequently remeasured at cost, net of any impairment losses on our consolidated balance sheets. We assign costs to digital asset transactions on a first-in, first-out basis. Gains or losses are not recorded until realized upon sale(s).

We determine the fair value of our digital assets on a nonrecurring basis, based on quoted prices on the active exchange(s) that we have determined is the principal market for such assets (Level 1 inputs). We perform a quarterly, or more frequent review to identify whether events or changes in circumstances, principally decreases in the quoted prices on active exchanges on any day during the quarter, indicate that it is more likely than not that our digital assets are impaired.

Notes Payable

The Company issued various notes payable to related and non-related parties. These notes payable included detachable warrants.

●

Detachable warrants. The Company accounts for detachable warrants in accordance with ASC No. 470-20, Debt, which requires the Company to bifurcate and separately account for the detachable warrant. The values are assigned to detachable warrant based on a relative fair allocation between the note, and the warrants. The fair value used for the warrant in this allocation is calculated using the Black-Scholes valuation model.

The convertible notes were analyzed to determine whether the conversion features in the notes or warrants contained any derivative liability components. The notes and warrants did not necessitate the need to be accounted for as derivative liabilities, and the relative fair value of the warrants were recognized as debt discounts to the notes which were amortized over the life of the notes using the interest method.

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Fair Value Measurements

The accounting guidance defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or non-recurring basis. Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the accounting guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1:	Observable inputs such as quoted prices in active markets.

Level 2:	Inputs, other than the quoted prices in active markets that are observable either directly or indirectly.

Level 3:	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

The carrying values of Forwardly’s financial instruments such as cash, accounts payable, and accrued expenses approximate their respective fair values because of the short-term nature of those financial instruments.

Digital assets will consist of cryptocurrency denominated assets and will be included in current assets. Digital currencies will be carried at their fair value determined by the spot rate less costs to sell. The digital currency market is still a new market and is highly volatile; historical prices are not necessarily indicative of future value; a significant change in the market prices for digital currencies would have a significant impact on Forwardly’s earnings and financial position. Fair value will be determined by taking the price of the coins from the exchanges which Agora will most frequently use.

RESULTS OF OPERATIONS

Results of Operations for the Years Ended December 31, 2023 and December 31, 2022

The following table sets forth the summary operations for the years ended December 31, 2023 and December 31, 2022:

	For the Years Ended
	December 31, 2023	December 31, 2022
Revenues	$-	$-
Operating Expenses	$669,337	$1,846,966
Other (Income) Expense	$(305,000)	$760,038
Net Loss	$(364,337)	$(2,607,004)

Revenues

The Company has not recorded revenue in the years ended December 31, 2023 and 2022, respectively.

Operating Expenses

Total operating expenses for the year ended December 31, 2023, were $669,337 as compared to $1,846,966 for the year ended December 31, 2022, a decrease of $1,177,629.

Operating expenses decreased mostly due to bad debt expense in 2022 and impairment of digital assets in 2022 of $251,616 and $237,877, respectively and the impairment of our investment in Ligand accounting for most of the decrease. In addition, professional fees increased $292,666 from 2022 to 2023 related to increases in accounting and legal fees.

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We anticipate that our operating expenses will not change from the historical periods presented until the Company can generate profitable operations through generating revenues in an operating business.

The Company no longer has any digital assets and thus there will be no future impairment after December 31, 2023.

Other (Income) Loss

Total other (income) expenses for the year ended December 31, 2023, were $(305,000) as compared to $760,038 for the year ended December 31, 2022, an increase of $1,065,038.

The other expense items for 2022 related to an unrealized loss on investments of $1,906,000 and interest expense (net of interest income) of $870,038 on their convertible notes offset by a realized gain on the settlement of disputes with HUMBL of $2,016,000. In 2023, the Company incurred interest income of $30,000 and recognized an unrealized gain on investments of $275,000.

Net Loss

The net loss for the year ended December 31, 2023 was $364,337 as compared to $2,607,004 for the year ended December 31, 2022, a decrease of $2,242,667, for the reasons discussed above.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are funds generated by operations, levels of accounts receivable and accounts payable.

At December 31, 2023 and 2022 we had cash of $295,162 and $408,460. We had a working capital (deficit) of $(189,023) and $39,100 as of December 31, 2023 and 2022, respectively. The increases and decreases in the working capital is the result of the change in value of our investments offset by the accruals of consulting fees.

Years Ended December 31, 2023 and 2022

Net cash used in operating activities for the years ended December 31, 2023 and 2022 was $153,298 and $248,134, respectively, related to our net loss we incurred offset by changes in the value of our investments and adjustments for bad debt, impairment on digital assets and investment in Ligand and changes in our accounts payable.

Net cash provided by investing activities for the years ended December 31, 2023 and 2022 was $40,000 and $1,510,000 were the result of investments made offset by payments received from HUMBL in the settlement made with them in 2022.

Net cash (used in) financing activities for the years ended December 31, 2023 and 2022 were $0 and $(1,813,200), respectively. The financing activities related to repayments of notes payable and the exercise of warrants in 2022.

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BUSINESS

We were incorporated on September 17, 2005, in the State of Nevada. We have undergone several name changes and changes of control since our incorporation; however, since approximately 2008 we have had no operations and only nominal assets. Our intent is to invest in, acquire and develop various businesses and to distribute technology products. We are actively pursuing investment, acquisition and development of target businesses and expect to secure an investment or acquisition in the near future. Because of management expertise and business alliances we expect to succeed in future ventures in growth industries with significant growth potential within the domestic U.S. and overseas markets.

We recently entered into an Exclusive Distributor Agreement with Ligand Innovation Global for the sale of portable ventilator medical equipment, under the brand name LifeAir G1, throughout the United States, in perpetuity, subject to a right of Ligand Innovation Global to terminate the Exclusive distributor Agreement if we have not sold at least 1,000 portable ventilators within two years following FDA approval of those ventilators. Under the terms of the exclusive distributor agreement, we will issue 2,000 shares of our Series D Preferred stock to Ligand Innovation Global upon its ventilators receiving FDA approval for commercial use and an option to purchase 10 million shares of our common stock for a 12 month exercise period upon such FDA approval as well as availability of the ventilators for sale by us. We have been informed by Ligan Innovation Global that it must wait to submit an application to the FDA until it generates revenues through sales in markets not requiring pre-approval for such sales and/or raises financing of approximately $1.2 million to cover the costs of such an application. Ligand International Global expects to receive approval of its application filed in Ghana with its equivalent of the FDA within the second quarter of 2024.

Under the terms of the exclusive distributor agreement with Ligand Innovation Global, we have agreed to loan it $5,000,000. We will receive a percentage of the sales price from Ligand Innovation Global for each ventilator that it sells, and we have the option to convert any of the unpaid principal and interest due on our loan to equity in Ligand Innovation Global at the lower of a $20,000,000 valuation of Ligand Innovation Global or the most recent valuation for a debt or equity financing within 90 days of our notice to convert such unpaid principal and interest to equity.

We purchased from HUMBL, Inc. (OTCMKT: HMBL), a Delaware corporation engaged in the mobile payments business using blockchain technology, a warrant issued on December 4, 2020, that allowed us to purchase up to 125 million post-split (effective February 26, 2021) shares of common stock (the Warrant Shares”) of at an exercise price of $0.20 per share that was exercisable until December 4, 2022, under which we purchased 10,000,000 share of HUMBL common stock. On November 18, 2021, we entered into a Share Registration Agreement with HUMBL under which HUMBL agreed to register the Warrant Shares through the filing with the SEC of a Form S-1 and to extend the warrant exercise period from December 3, 2022 to December 31, 2023. On January 21, 2022, we purchased 10,000,000 shares of HUMBL common stock upon a partial exercise of this warrant, On November 15, 2022, we entered into a Settlement Agreement and Mutual Release of Claims (the “Settlement Agreement”) with HUMBL. Under the terms of the Settlement Agreement, HUMBL agreed to pay us $2,200,000 in the form of a promissory note and execute a confession of judgment to settle certain disputes between the parties. In return, we agreed to return 115,000,000 unexercised warrants to HUMBL. We retained the 10,000,000 shares of HUMBL common stock issued to us from the original 125,000,000 warrants in lieu of receiving interest on the note. HUMBL has paid the note in full as of December 31, 2023.

On April 15, 2021, we invested $200,000 in Maverick Energy Group, Inc. (OTCPink: MKGP) (“Maverick”) for which Maverick issued us a 12-month convertible promissory note bearing interest at the rate of 15% per annum that is convertible into shares of Maverick’s common stock at $0.20 per share. Under the terms of that note, Maverick also provided us with a two-year warrant enabling us to purchase up to 2,000,000 shares of Maverick’s common stock at $0.35 per share. Maverick also entered into a consulting agreement with George Sharp to help guide Maverick on its business strategy, financing endeavors and commitment to enhancing shareholder value, as well to ensure that Maverick fulfills its requirements to regulators and OTC Markets Group. Maverick defaulted on the payment of the convertible promissory note. Accordingly, we initiated a lawsuit in the District Court for Clark County, Nevada (Case No. A-22-853928-C) to recover the unpaid principal and accrued interest under that note, On March 13, 2023, Maverick confessed and authorized the entry of judgment in our favor in the sum of $264,027.23 (which included legal fees we incurred of $6,494.23) through March 13, 2023, with interest continuing to accrue at 15% per annum.

On August 11, 2023, we purchased from Stratos Renewables Corporation (OTCPink; SRNW) 2,000,000 units with each unit consisting of one share of common stock, one warrant at an exercise price of $0.30 per share expiring December 31, 2024, and one warrant at an exercise price of $0.50 per share expiring December 31, 2026, for a purchase price of $400,000. Stratos Renewables Corporation is a related party for which our CEO and Director is the CEO and Director of Stratos Renewables Corporation, also a company looking for business opportunities, including merger candidates.

Reports to Security Holders

Our common stock is traded on the OTC Pink Market. We file quarterly and annual reports in accordance with its Alternative Reporting Standard. Our OTC Pink Market filings are available to you at the OTC’s web site at www.otcmarkets.com.

Description of Property

We do not own any properties. We currently rent a virtual office through Opus Virtual Offices at a monthly cost of $99 on a month-to-month basis (“Company Headquarters”). We believe that the Company Headquarters is currently adequate for the purposes of our operations.

OTC Markets Considerations

The OTC Markets is separate and distinct from the Nasdaq stock market or other national exchange. Nasdaq has no business relationship with issuers of securities quoted on the OTC Markets. The SEC’s order handling rules, which apply to Nasdaq-listed securities, do not apply to securities quoted on the OTC Markets.

Although the NASDAQ and other national stock markets have rigorous listing standards to ensure the high quality of their issuers and can delist issuers for not meeting those standards; the OTC Pink Market has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application and is obligated to comply with keeping information about the issuer in its files.

Although we believe being listed on the OTC Markets increases liquidity for our stock, investors may have greater difficulty in having orders filled than if we were on Nasdaq or other exchanges. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively on OTC Markets as with exchange-listed securities. Also, because OTC Markets stocks are usually not followed by analysts, there may be lower trading volume than for Nasdaq-listed securities.

Investors must contact a broker-dealer to trade OTC Markets securities. Investors do not have direct access to the quotation service. For OTC Markets securities, there only has to be one market maker.

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Employees and Human Capital

As of April 10, 2024, we had no full time nor part-time employees.

Limitations Imposed by Regulation M

Under applicable rules and regulations under the Exchange Act, including Rule 102 of Regulation M, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of up to five business days prior to the commencement of such distribution. Rule 100 of Regulation M defines such restricted period as the period beginning on the latter of five business days prior to the determination of the offering price or such time that a person becomes a distribution participant and ending upon such person’s completion of participation in the distribution. In addition, and without limiting the foregoing, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. We assume no obligation to deliver copies of this prospectus or any related prospectus supplement, unless otherwise required to do so by federal securities laws.

Legal Proceedings

From time to time we may be named in claims arising in the ordinary course of business. Currently, there are no legal proceedings that are pending against us or involve us that, in the opinion of our management, could reasonably be expected to have a material adverse effect on our business or financial condition.

MANAGEMENT

Set forth below is certain information regarding our executive officers and directors. Each of the directors listed below was elected to our board of directors to serve until our next annual meeting of stockholders or until his or her successor is elected and qualified. All directors hold office for one-year terms until the election and qualification of their successors. The following table sets forth information regarding the members of our board of directors and our executive officers:

Name	Age	Position
George Sharp	63	Chairman, CEO and President
Leonard J. Harris	84	Director

George Sharp has been our Chairman, President and Chief Executive Officer since October 10, 2018. For the past 17 years Mr. Sharp has served as a consultant to companies in a variety of contexts, including software, assisting public companies with growth and regulatory compliance plans and being engaged in June 2017 by OTC Markets Group in their efforts to strengthen compliance requirements for companies listing on their platforms. On the basis of Mr. Sharp’s extensive experience with emerging public companies, we believe that he is qualified to serve as a member of our Board of Directors.

Leonard J. Harris has been a member of our Board of Directors since October 7, 2018. Since August 2017 Leonard J. Harris has been President of Lionheart Exploration, Inc. and from August 2005 to July 2017 he was President of Anglo-Canadian Uranium, Inc. Prior to that, Mr. Harris served as director and CEO of a number of TSX listed companies in which he was responsible for their growth, including acquisitions, financings and financial reporting. Mr. Harris also served previously for 20 years in the financial services industry as a registered broker, principally with Jones Gable & Co., where he assisted companies with many public and private financings. We believe that the broad business experience of Mr. Harris, including his experience with the daily operations of public companies as well as with the challenges of growing companies, makes him qualified to be a member of our Board of Directors.

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Family Relationships

There are no family relationships among the members of our Board or our executive officers.

Composition of the Board

In accordance with our articles of incorporation, our Board is elected annually as a single class.

Director Independence

The Board has determined that Leonard J. Harris is independent as the term “independent” is defined by NASDAQ Rule 5605.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Related Party Transactions” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Communications with our Board of Directors

Our stockholders may send correspondence to our Board of Directors, c/o the President at 3535 Executive Terminal Drive, Henderson, NV 89052. Our President will forward stockholder communications to our Board of Directors prior to the board’s next regularly scheduled meeting following the receipt of the communication.

Corporate Governance

We intend to seek additional members for our Board of Directors. In evaluating director nominees, we will consider the following factors:

●	The appropriate size of the Board;

●	Our needs with respect to the particular talents and experience of our directors;

●	The knowledge, skills and experience of nominees;

●	Experience with accounting rules and practices; and

●	The nominees’ other commitments.

Our goal is to assemble a Board of Directors that brings us a variety of perspectives and skills derived from high quality business, professional and personal experience. Other than the foregoing, there are no stated minimum criteria for director nominees.

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Board of Directors and Corporate Governance

When considering whether directors have the experience, qualifications, attributes and skills to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board of Directors focuses primarily on the information discussed in each of the directors’ individual biographies as set forth above. With regard to Mr. Sharp, the Board considered his day-to-day operational leadership of our company and in-depth knowledge of the public securities markets will assist our corporate governance.

The Board of Directors periodically reviews relationships that directors have with our company to determine whether the directors are independent. Directors are considered “independent” as long as they do not accept any consulting, advisory or other compensatory fee (other than director fees) from us, are not an affiliated person of our company or our subsidiaries (e.g., an officer or a greater than 10% stockholder) and are independent within the meaning of applicable United States laws, regulations and the Nasdaq Capital Market listing rules. In this latter regard, the Board of Directors uses the Nasdaq Marketplace Rules (specifically, Section 5605(a)(2) of such rules) as a benchmark for determining which, if any, of our directors are independent, solely in order to comply with applicable SEC disclosure rules.

Director or Officer Involvement in Certain Legal Proceedings

Our directors and executive officers were not involved in any legal proceedings as described in Item 401(f) of Regulation S-K in the past ten years.

Directors and Officers Liability Insurance

Forwardly does not currently have a directors’ and officers’ liability insurance policy in place. Our officers and directors have indemnification rights under applicable laws and our articles of incorporation and bylaws.

Audit Committee

There are no current members of the audit committee. Our Board of Directors serves as the Audit Committee.

Members of the Board of Directors acting in the capacity of the Audit Committee have (i) reviewed and discussed the audited consolidated financial statements with management; (ii) discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Accounting Oversight Board in Rule 3200T; (iii) have received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and (iv) have discussed with the independent accountant the independent accountant’s independence; and based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in this prospectus. The entire Board of Directors acting in the capacity of the Audit Committee is George Sharp and Leonard Harris.

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Code of Ethics

We have adopted a written code of ethics that applies to all of our directors, officers and employees in accordance with the rules of the Nasdaq Capital Market and the SEC. We will post a copy of our code of ethics on our website, and intend to post amendments to this code, or any waivers of its requirements, as well.

Conflicts of Interest

We comply with applicable state law with respect to transactions (including business opportunities) involving potential conflicts. Applicable state corporate law requires that all transactions involving our company and any director or executive officer (or other entities with which they are affiliated) are subject to full disclosure and approval of the majority of the disinterested independent members of our Board of Directors, approval of the majority of our stockholders or the determination that the contract or transaction is intrinsically fair to us. More particularly, our policy is to have any related party transaction (i.e., transactions involving a director, an officer or an affiliate of our company) be approved solely by a majority of the disinterested independent directors serving on the Board of Directors. We expect to have at least three independent directors serving on the Board of Directors and intend to maintain a Board of Directors consisting of a majority of independent directors.

Indemnification of Directors and Executive Officers

Under Nevada law and our bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

At present, we do not maintain directors’ and officers’ liability insurance in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act; however, we are in the process of obtaining such insurance.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to or earned by: (i) each individual who served as the principal executive officer and principal financial officer of the Company during the years ended December 31, 2023 and 2022; and (ii) each other individual that served as an executive officer of the Company at the conclusion of the years ended December 31, 2023 and 2022 and who received more than $100,000 in the form of salary and bonus during such year. For purposes of this report, these individuals are collectively the “named executive officers” of our Company.

Name and Position	Year	Salary[1]	Bonus	Stock Awards	Option Awards	Non-equity Incentive Plan Compensation	Non-qualified Deferred Compensation Earnings	All Other Compensation	Total
George Sharp	2023	$-	0	0	0	0	0	0	$
Chairman, President and CEO	2022	$-	0	0	0	0	0	0	$

(1)	George Sharp has accrued his annual salary of $240,000. No salary has yet been paid to him.

Our non-employee directors receive $300 per month and may be granted stock as bonus compensation from time to time. Leonard J. Harris, our only non-employee director, accrued $300 per month during the years ended December 31, 2023 and 2022. We do not have a compensation committee. Compensation for our directors and officers is determined by our Board of Directors.

The following table sets forth information regarding compensation earned by or paid to our directors for the fiscal year ended December 31, 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
George Sharp	0	0	0	0
Leonard J. Harris[1]	3,600	0	0	3,600

(1)	Leonard J. Harris accrued his non-employee director compensation.

Executive Officer Compensation

George Sharp is currently a consultant to the Company and intends to become a full-time employee upon the closing of this offering at an annual salary of $240,000 and with customary terms for executive employment agreements.

Stock Option Plan

We do not have a stock option plan but expect that our Board of Directors will adopt one following the closing of this offering. The Plan will be intended to promote the interests of the Company by providing eligible persons with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company as an incentive for them to remain in the service of the Company. We expect the maximum number of shares available to be issued under the Plan to be 30,000,000 shares, subject to adjustments for any stock splits, stock dividends or other specified adjustments which may take place in the future.

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PRINCIPAL SECURITYHOLDERS

The following table sets forth certain information as of April 10, 2024, regarding the beneficial ownership of our common stock by the following persons:

●	each person or entity who, to our knowledge, owns more than 5% of our common stock;

●	our executive officers named in the Summary Compensation Table above;

●	each director; and

●	all of our executive officers and directors as a group.

Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o 3535 Executive Terminal Drive, Henderson NV 89052. Shares of common stock subject to options, warrants, or other rights currently exercisable or exercisable within 60 days of the date of this prospectus, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the stockholder holding the options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other stockholder.

Name and Address of Beneficial Owner	Class of Securities	# of Shares	% of Class	% of Voting Shares(2)

George Sharp(1)	Common	30,448,494	3.99%	5.35%

	Preferred D	300,000	100%	71.17%

Leonard Harris(1)	Common	4,000,000	*	2.95%

All Officers and Directors as a Group (two persons)	Common	22,500,000	58%
	Preferred D	300,000		87.75%

(1)	Officer and/or director of our Company.
(2)	George Sharp owns 300,000 shares of Series D preferred stock. Each share of Series D preferred stock has the voting rights equal to 1,250 shares of common stock that gives Mr. Sharp 375,000,000 votes on an as-converted basis with the holders of common stock on all matters submitted to a vote of the stockholders. As of April 10, 2024, there were 569,654,257 shares of our common stock issued and outstanding. Accordingly, Mr. Sharp has 405,448,494 total votes (30,448,494 + 375,000,000) or approximately 71% of the voting power of the holders of common stock.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Except as described herein (or within the section entitled Executive Compensation of this prospectus) none of the following parties (each a “Related Party”) has, in our fiscal years ended 2023 and 2022 or the current fiscal year, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

●	any of our directors or officers;
●	any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock; or
●	any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the above persons.

SEC rules require us to disclose any transaction or currently proposed transaction in which we were a participant and in which any related person has or will have a direct or indirect material interest involving the lesser of $120,000 or 1% of the average of our total assets as of the end of last two completed fiscal years or $112,772. A related person is any executive officer, director, nominee for director, or holder of 5% or more of our common stock, or an immediate family member of any of those persons.

The following is a description of transactions since January 1, 2022, to which we have been a party, in which the amount involved exceeded or will exceed $112,772, and in which any of our directors, executive officers or holders of more than 5% of the Company’s pre-split shares of common stock or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described in the section titled “Executive Compensation.” The following description is historical and has not been adjusted to give effect to the Exchange.

Loans from Related Parties

During the year ended December 31, 2021, we issued a convertible promissory note in the principal amount of $100,000 to George Sharp that was convertible into shares of our common stock at $0.012 per share together with a warrant. The warrant expires January 29, 2024, and is exercisable into shares of our common stock at a strike price of $0.25 per share.

On November 18, 2021, George Sharp, our CEO, loaned us $2,000,000 to allow us to purchase the Warrant Shares under the terms of the Share Registration Agreement with HUMBL. The loan was due November 22, 2022, with annual interest of 8% per annum. The note and the accrued interest of $155,704 have been fully repaid as of December 31, 2022.

Investments in Related Parties

On August 11, 2023, we purchased from Stratos Renewables Corporation (OTCPink; SRNW) 2,000,000 units with each unit consisting of one share of common stock, one warrant at an exercise price of $0.30 per share expiring December 31, 2024, and one warrant at an exercise price of $0.50 per share expiring December 31, 2026, for a purchase price of $400,000. Stratos Renewables Corporation is a related party for which our CEO and Director is the CEO and Director of Stratos Renewables Corporation, also a company looking for business opportunities, including merger candidates.

Policies and Procedures for Related Party Transactions

Our Board of Directors intends to adopt a written related person transaction policy, to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K promulgated under the Exchange Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds or will exceed the lesser of $120,000 or 1% of the average of the Company’s total assets as of the end of the last two completed fiscal years and a related person had, has or will have a direct or indirect material interest, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.

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DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our authorized capital stock consists of 1,360,000,000 shares of common stock, par value $0.001 per share, and 40,000,000 shares of “blank check” preferred stock, par value $0.001 per share. As of April 10, 2024, there were 569,654,257 shares of common stock issued and outstanding and 944,891 total shares of preferred stock (Series A, B and D) issued or outstanding.

Issued and Outstanding Capital Stock

Our issued and outstanding securities on the date of this prospectus are as follows:

●	569,654,257 shares of common stock;

●	944,891 shares of preferred stock in Series A, B and D as described below; and

●	29,000,000 warrants to purchase common stock.

Description of Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy. Except as otherwise provided by law, amendments to the articles of incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock. Our Articles of Incorporation do not provide for cumulative voting in the election of directors. The common stockholders will be entitled to such cash dividends as may be declared from time to time by the Board from funds available. Upon liquidation, dissolution or winding up of the Company, the common stockholders will be entitled to receive pro rata all assets available for distribution to such holders.

Description of Preferred Stock

We are authorized to issue up to 40,000,000 shares of preferred stock, par value $0.001 per share. The following is the class of preferred stock our Board has designated, the number of issued and outstanding shares of that series, the number of voting rights of that series of preferred and the number of shares of our common stock into which it converts:

Class of Preferred	Issued and Outstanding	Voting Rights	Conversion Rights
Series A	521,412	521,412	521,412
Series B	123,478	123,478	123,478
Series C	0	5,000,000	5,000,000
Series D	300,000	375,000,000	375,000,000

All shares of the designated and the undesignated preferred stock are issuable on such other terms and conditions as the Board may determine at or prior to issuance, without further action of the stockholders. Such preferred shares may be issued in series, convertible into shares of common stock, redeemable by the Company and entitled to cumulative dividends. Other terms and conditions may be imposed at the time of issuance. Should some or all of the outstanding or future issues of any convertible preferred stock be exchanged for shares of common stock, the resulting increase in the number of issued and outstanding common stock may or may not have a depressive effect on the market value of our common stock.

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Unless specifically issued without such rights, the holders of preferred stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Future issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede an acquisition or other business combination by including class voting rights that would enable the holder to block such a transaction or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of our common stock.

Although our Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our shareholders, our Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the shareholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange rules. We have no present plans to issue any additional shares of preferred stock.

Warrants

We issued 19,786,666 warrants in connection with the issuance of $50,000 in 18-month convertible notes issued on September 9, 2020, and due March 8, 2022, bearing annual interest of 12% that were convertible into shares of our common stock at $0.012 per share. The warrants had a three-year term and were exercisable into shares of our common stock at a strike price of $0.03 per share. The 18-month convertible notes were converted on March 8, 2022, into shares of our common stock.

We issued 38 warrants in connection with the issuance of 19-month convertible notes dated January 29, 2021, bearing annual interest of 12% that are convertible into shares of our common stock at $0.05 per share that raised $1,450,000 together with warrants exercisable in 12 months (the “12-Month Warrants”) and 24 months from the date of the notes exercisable for 58,000,000 shares of our common stock. We extended the exercise period of the 12-Month Warrants to August 29, 2022. In August 2022, $1,300,000 of these 19-month convertible notes along with accrued interest of $246,608 were converted into 77,330,420 shares of our common stock, and we repaid the remaining $150,000 of these convertible notes along with accrued interest of $28,455.

Transfer Agent

The stock transfer agent for our securities is Madison Stock Transfer Inc., 2500 Coney Island Avenue, Brooklyn NY 11223.

Expenses

We are responsible for all offering expenses, including the following: (i) fees and disbursements of our legal counsel, accountants, and other professionals we engage; (ii) fees and expenses incurred in the production of Offering documents, including design, printing, photograph, and written material procurement costs; (iii) all filing fees, including those charged by the Financial Industry Regulatory Authority (“FINRA”); (iv) all of the legal fees related to FINRA clearance; and (v) our transportation, accommodation, and other roadshow expenses.

Assuming that the full amount of this offering is raised, we estimate that the expenses of the offering payable by us will be approximately $80,000.

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Other Selling Restrictions

Other than in the United States, no action has been taken by us that would permit a public offering of our common stock in any jurisdiction where action for that purpose is required. Our common stock may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of shares of our common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy our common stock in any jurisdiction in which such an offer or solicitation would be unlawful.

Anti-Takeover Provisions

Certain provisions of Nevada law, our amended articles of incorporation and our amended and restated bylaws, which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Amended Articles of Incorporation and Bylaw Provisions

Our amended articles of incorporation and our bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our board of directors or management team, including the following:

Board of Directors Vacancies

Our amended articles of incorporation and amended and restated bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of our board of directors and will promote continuity of management.

Stockholder Action; Special Meeting of Stockholders

Our amended articles of incorporation provides that special meetings of our stockholders may be called only by a majority of our board of directors, the chairperson of our board of directors, our Chief Executive Officer or our President, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

No Cumulative Voting

The Nevada Revised Statutes provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s articles of incorporation provides otherwise. Our amended articles of incorporation do not provide for cumulative voting.

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Amendment of Charter and Bylaws Provisions

Amendments to our articles of incorporation will require the approval of the holders of at least a majority of the voting power of the outstanding shares of our common stock. Our amended and restated bylaws provide that a majority of the members of our board of directors may amend or adopt any provision of our bylaws.

Issuance of Undesignated Preferred Stock

Our board of directors will have the authority, without further action by our stockholders, to issue up to 40,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means or delaying a change in management of our Company.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Sections 78:7502 and 78:751 of the Nevada Revised Statutes provide, under certain circumstances, for the indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities. Below is a summary of the circumstances in which such indemnification is provided.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to our best interests; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified. Indemnification is mandatory to the extent that any director, officer, employee or agent of a corporation is successful on the merits or otherwise in defense of the above proceedings.

Our bylaws include an indemnification provision under which we have the power to indemnify our directors, officers, former directors and officers, employees and other agents (including heirs and personal representatives) against all costs, charges and expenses actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which a director or officer is made a party by reason of being or having been a director or officer of the Company. Our bylaws further provide for the advancement of all expenses incurred in connection with a proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is determined that the party is not entitled to be indemnified under our bylaws. No advance will be made by the Company to a party if it is determined that the party acting in bad faith. These indemnification rights are contractual, and as such will continue as to a person who has ceased to be a director, officer, employee or other agent, and will inure to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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SHARES ELIGIBLE FOR FUTURE SALE

We have a limited public market for our common stock and a limited number of shares in the public float. Sales of substantial amounts of our common stock in the public market resulting from this offering could adversely affect the prevailing market price and our ability to raise capital in the future.

As of the date of this prospectus, we have 569,654,257 shares of common stock issued and outstanding. Upon the completion of this offering, we will have outstanding up to a total of 594,654,257 shares of common stock. All 137,636,995 shares included in this offering will be freely tradable without restriction or further registration under the Securities Act. Of the 569,654,257 shares of our common stock outstanding prior to the completion of this offering and held by existing stockholders, approximately 425,648,333 shares are currently free trading and the remaining 144,005,924 are “restricted securities” as that term is defined in Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if registered or if they qualify for exemption under Rule 144 or 701 promulgated under the Securities Act, which rules are summarized below, or another exemption.

Rule 144

In general, under Rule 144, as currently in effect, a person who owns shares that were acquired from us or one of our affiliates at least nine months prior to the proposed sale is entitled to sell, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

●	One percent of the number of shares of common stock then outstanding, which will equal approximately 6,950,844 shares immediately after this offering; or

●	The average weekly trading volume of the common stock on a national securities exchange during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

●	In addition to these volume limitations, sales of unregistered shares of our common stock in reliance on Rule 144 may only be made by affiliates if such sales:

●	are preceded by a notice filing on Form 144;

●	are limited to broker’s transactions, as such term is defined under Section 4(a)(4) of the Securities Act; and

●	only occur at a time when current public information about us is available, which generally would require that we are not delinquent with any of our reports required pursuant to Sections 13 or 15(d) of the Exchange Act. Rule 144 also provides that our affiliates who sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, with the exception of the holding period requirement.

Under Rule 144, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144. If the non-affiliate has held the shares for at least one year, then the shares may be sold without regard to the public information provisions of Rule 144. Therefore, unless otherwise restricted, shares held by non-affiliates may be sold immediately upon the expiration of the lock-up agreements.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, consultants or advisors who acquire shares from us in connection with a compensatory stock or option plan or other written agreement will be eligible to resell such shares 90 days after the effective date of this offering in reliance of Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

Penny Stock Rules

Broker-dealer practices in connection with transactions in penny stocks are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than US $5.00. Penny stock rules require a broker- dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Our shares may in the future be subject to such penny stock rules in which care our stockholders would, in all likelihood, as a result of the penny stock rules, find it difficult to sell their securities.

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PLAN OF DISTRIBUTION

Sales by the Selling Stockholders

The Selling Stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of our common stock or interests in shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions must be at a fixed price of $0.02, which was the last reported sale price of our common stock on the OTC Pink market on April 10, 2024, until such time as our common stock is listed on a national securities exchange or quoted on the OTC Bulletin Board, OTCQX or OTCQB, at which time such shares may be sold at a prevailing market price or in a privately negotiated transaction the closing price of may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

● ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

● block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

● purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

● an exchange distribution in accordance with the rules of the applicable exchange;

● privately negotiated transactions;

● short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

● through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

● through broker-dealers that agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

● a combination of any such methods of sale; and

● any other method permitted by applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment or supplement to this prospectus filed under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgees or secured parties as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of our common stock in other circumstances, including as a gift or partnership distribution, in which case the donees, transferees or other successors in interest will be the selling beneficial owners for purposes of this prospectus, provided that an amendment or supplement to this prospectus is filed under Rule 424(b)(3) or other applicable provisions of the Securities Act amending the list of Selling Stockholders to include the donees, transferees or other successors in interest as Selling Stockholders under this prospectus.

In connection with the sale of our common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The aggregate proceeds to the Selling Stockholders from the sale of our common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein will be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states our common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or Rule 144 under the Securities Act or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 under the Securities Act, or (3) the first date on which none of the shares covered by this prospectus constitute Registrable Securities.

Penny Stock Rules

The SEC has also adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks” as such term is defined by Rule 15g-9. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or provided that current price and volume information with respect to transactions in such securities is provided by the exchange).

Our shares offered by this prospectus constitute penny stock under the Exchange Act. The shares will remain penny stock for the foreseeable future. The classification of penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares in our company will be subject to the penny stock rules.

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The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which: (i) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (ii) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities’ laws; (iii) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and significance of the spread between the bid and ask price; (iv) contains a toll-free telephone number for inquiries on disciplinary actions; (v) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (vi) contains such other information and is in such form as the Commission shall require by rule or regulation. The broker-dealer also must provide to the customer, prior to effecting any transaction in a penny stock, (i) bid and offer quotations for the penny stock; (ii) the compensation of the broker-dealer and its salesperson in the transaction; (iii) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (iv) monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained. A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resales.

LEGAL MATTERS

Fennemore Craig PC, 9275 W. Russell Road, Suite 240, Las Vegas, Nevada 89148 will pass upon the validity of the shares of our common stock to be sold in this offering.

EXPERTS

The financial statements of the Company as of and for the years ended December 31, 2023 and 2022, included in this prospectus have been audited by Fruci & Associates II, PLLC, an independent registered public accounting firm as set forth in their report, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. We also maintain a website at www. forwardly.com. Upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

37

Forwardly, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Forwardly, Inc. December 31, 2023 and 2022 Audited Financial Statements

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Forwardly, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Forwardly, Inc. (“the Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has an accumulated deficit, net losses, and negative cash flows from operations. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

Fruci & Associates II, PLLC – PCAOB ID #05525
We have served as the Company’s auditor since 2023.

Spokane, Washington
March 20, 2024

F-2

FORWARDLY, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2023	December 31, 2022
ASSETS
CURRENT ASSETS
Cash	$295,162	$408,460
Note receivable	-	440,000
Investment – HUMBL common stock	9,000	94,000
Investment – Stratos Renewables Corporation	760,000	-
Total current assets	1,064,162	942,460

NON-CURRENT ASSETS
Digital assets	-	12,123
Total non-current assets	-	12,123
TOTAL ASSETS	$1,064,162	$954,583

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$44,897	$41,463
Accrued expenses – related party	1,096,200	852,600
Due to related party	7,329	9,297
Total current liabilities	1,148,426	903,360

TOTAL LIABILITIES	1,148,426	903,360

Commitments and contingencies	-	-

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred stock, $0.001 par value, 40,000,000 shares authorized
Series A Preferred stock, par value $0.001; 24,000,000 shares authorized; 521,413 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	521	521
Series B Preferred stock, par value $0.001; 1,500,000 shares authorized; 123,478 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	123	123
Series C Preferred stock, par value $0.001; 5,000,000 shares authorized; 0 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	-	-
Series D preferred stock; par value $0.001; 5,000,000 shares authorized; 300,000 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	300	300
Common stock, par value $0.001; 1,360,000,000 shares authorized, 569,654,257 and 558,154,257 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively	569,654	558,154
Additional paid in capital	6,791,669	6,574,319
Accumulated deficit	(7,446,531)	(7,082,194)
Total stockholders’ equity (deficit)	(84,264)	51,223
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$1,064,162	$954,583

See notes to consolidated financial statements.

F-3

FORWARDLY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 2023 AND 2022

	2023	2022

REVENUES	$-	$-

COST OF REVENUES	-	-

GROSS PROFIT	-	-

OPERATING EXPENSES:
Professional fees	619,384	326,718
Impairment – digital assets	7,573	237,877
Impairment – investment - Ligand	-	1,000,000
Bad debt	34,550	251,616
General and administrative	7,830	30,755
Total operating expenses	669,337	1,846,966
LOSS FROM OPERATIONS BEFORE OTHER EXPENSES	(669,337)	(1,846,966)

OTHER INCOME (EXPENSE):
Unrealized gain (loss) on investment	275,000	(1,906,000)
Gain on settlement	-	2,016,000
Interest expense, net of interest income	30,000	(870,038)
Total other income (expense)	305,000	(760,038)
LOSS FROM CONTINUING OPERATIONS BEFORE BENEFIT (PROVISION) FOR INCOME TAXES	(364.337)	(2,607,004)
BENEFIT (PROVISION) FOR INCOME TAXES	-	-
NET LOSS	$(364,337)	$(2,607,004)

NET LOSS PER SHARE
Basic and diluted	$(0.00)	$(0.01)

SHARES USED IN CALCULATION OF NET LOSS PER SHARE
Basic and diluted	566,818,641	502,677,056

See notes to consolidated financial statements.

F-4

FORWARDLY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2023 AND 2022

	2023	2022

Cash flows from operating activities:
Net loss	$(364,337)	$(2,607,004)
Adjustments to reconcile net loss to net cash (used in) operating activities:
Impairment of digital assets	7,573	237,877
Bad debt	34,550	251,616
Gain on settlement	-	(2,016,000)
Common shares issued for services	228,850	-
Unrealized loss on investment	(275,000)	1,906,000
Impairment – investment - Ligand	-	1,000,000
Warrant exercise expense	-	16,000
Amortization of debt and BCF discount	-	645,003
Changes in assets and liabilities
Prepaid expenses and other current assets	(30,000)	(30,000)
Change in related party payable	(1,968)	6,135
Accounts payable and accrued expenses	247,034	342,239
Net cash (used in) operating activities	(153,298)	(248,134)

Cash flows from investing activities:
Payments received on note receivable - HUMBL	440,000	1,760,000
Investment in Stratos Renewables Corporation	(400,000)	-
Investment in digital assets	-	(250,000)
Net cash provided by (used in) investing activities	40,000	1,510,000

Cash flows from financing activities:
Proceeds from exercise of warrants	-	336,800
Payments of notes payable – related parties	-	(2,000,000)
Payments of convertible notes payable	-	(150,000)
Proceeds from convertible notes payable	-	-
Net cash (used in) financing activities	-	(1,813,200)
NET DECREASE IN CASH	(113,298)	(551,334)
Cash - beginning of period	408,460	959,794
Cash - end of period	$295,162	$408,460

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$-	$184,159
Cash paid for income taxes	$-	$-

SUMMARY OF NONCASH ACTIVITIES:
Conversion of notes payable and accrued interest for common stock	$-	$1,605,566

See notes to consolidated financial statements.

F-5

FORWARDLY, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

YEARS ENDED DECEMBER 31, 2023 AND 2022

	Preferred		Common		Additional
	Shares	Amount	Shares	Amount	Paid-In Capital	Accumulated Deficit	Total
Balances at December 31, 2021	944,891	$944	464,017,262	$464,017	$4,726,090	$(4,475,190)	$715,861
Shares issued in exercise of warrants	-	-	11,893,333	11,893	324,907	-	336,800
Shares issued in conversion of notes payable	-	-	82,243,662	82,244	1,523,322	-	1,605,566

Net loss for the year		-		-	-	(2,607,004)	(2,607,004)

Balances at December 31, 2022	944,891	$944	558,154,257	$558,154	$6,574,319	$(7,082,194)	$51,223
Shares issued for services rendered	-	-	11,500,000	11,500	217,350	-	228,850

Net loss for the year	-	-	-	-	-	(364,337)	(364,337)

Balances at December 31, 2023	944,891	$944	569,654,257	$569,654	$6,791,669	$(7,446,531)	$(84,264)

See notes to consolidated financial statements.

F-6

FORWARDLY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023

NOTE 1- NATURE OF OPERATIONS

Nature of Operations

Forwardly, Inc. (the “Company”) was incorporated in the State of Nevada on September 27, 2005. The Company is a holding company organized with a goal of investing, acquiring and managing a diversified portfolio of profitable, growth-oriented companies.

On June 1, 2020, the Company formed Breathe Medical Devices, Inc., through which the Company intends to perform the Exclusive Distributor Agreement they entered into with Ligand Innovation Global for the sale of portable ventilator medical equipment, under the brand name LifeAir G1 throughout the United States in perpetuity, subject to a right of Ligand Innovation Global to terminate the Exclusive Distributor Agreement if the Company has not sold at least 1,000 portable ventilators within two years following United States Food and Drug Administration approval of the ventilator equipment. No approvals have occurred as of December 31, 2023.

Going Concern

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are funds generated by operations, levels of accounts receivable and accounts payable and capital expenditures.

We have incurred an increased accumulated deficit as of December 31, 2023 as we continued to identify acquisition candidates as Ligand Innovation Global continues going through the development process. We have no revenues to date and have streamlined our operations significantly until such time as our operations can sustain themselves. We have converted and/or repaid our convertible notes and the related party debt which was incurred in 2021.

As of December 31, 2023, we had $295,162 in cash. Our net loss in 2022 was principally comprised of bad debt on the note receivable with Maverick Energy Group and we incurred on the investment we made in Ligand Innovation Global. We also recognized impairment on the digital assets we purchased in 2022. In addition, we incurred a loss on the shares of common stock purchased through the exercise of warrants, offset by the gain on the sale of our warrants back to HUMBL, Inc. in a settlement agreement executed on November 15, 2022. The losses incurred in the year ended December 31, 2023 related to professional fees incurred in operating the business offset by unrealized gains on the stock we own.

As a result of the operating losses and accumulated deficit, management has determined that there is substantial doubt about the Company’s ability to continue as a going concern.

The consolidated financial statements of the Company have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable period. The consolidated financial statements of the Company do not include any adjustments that may result from the outcome of the uncertainties.

F-7

Impact of COVID-19

The COVID-19 pandemic previously had a profound effect on the U.S. and global economy and may continue to affect the economy and the industries in which we operate, depending on the vaccine rollouts and the emergence of virus mutations.

COVID-19 did not have a material effect on the Consolidated Statements of Operations or the Consolidated Balance Sheets.

Our ability to access the capital markets and maintain existing operations is unknown during the COVID-19 pandemic. Any such limitation on available financing and how we conduct business with our customers and vendors would adversely affect our business.

Because the federal government and some state and local authorities are reacting to the many variants of COVID-19, it is creating uncertainty on whether these actions could disrupt the operation of the Company’s business and have an adverse effect on the Company. The extent to which the COVID-19 outbreak may impact the Company’s results will depend on future developments that are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of the virus and the actions to contain its impact.

NOTE 2- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These consolidated financial statements are presented in United States dollars and have been prepared in accordance with generally accepted accounting principles in the United States of America. The Company believes that these consolidated financial statements present fairly, in all material respects, the financial position of the Company and the results of its operations and cash flows for the periods presented.

The consolidated financial statements include the accounts of the Company as well as their wholly-owned subsidiary, Breathe Medical Devices, Inc. All inter-company transactions have been eliminated in consolidation.

The Company has a calendar year-end accounting period.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. These estimates include, but are not limited to, management’s estimate of provisions required for permanent and temporary differences related to income taxes, liabilities to accrue, and determination of the fair value of stock awards. Actual results could differ from those estimates.

Cash

Cash consists of cash and demand deposits with an original maturity of three months or less. The Company holds no cash equivalents as of December 31, 2023 and December 31, 2022, respectively. The Company maintains cash balances in excess of the FDIC insured limit at a single bank.

F-8

Receivables and Concentration of Credit Risk

When the Company records an allowance for doubtful accounts it is based on management’s estimate of the overall collectability of accounts receivable, considering historical losses, credit insurance and economic conditions. Based on these same factors, individual accounts are charged off against the allowance when management determines those individual accounts are uncollectible. Credit extended to customers is generally uncollateralized. Past-due status is based on contractual terms. The Company recorded an allowance for their note receivable for the full amount as collection of this note is uncertain.

Measurement of Credit Losses on Financial Instruments

The Financial Accounting Standards Board (“FASB”) issued ASC 326 “Financial Instruments – Credit Losses (Topic 326): Measurements of Credit Losses on Financial Instruments” (“ASC 326”), which replaces the existing incurred loss model with a current expected credit loss (CECL) model that requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The Company adopted ASC 326 on January 1, 2023, which did not have a material impact on its financial statements or accounting policies.

Revenue Recognition

The Company will account for a contract with a customer that is within the scope of this Topic only when the five steps of revenue recognition under ASC 606 are met.

The five core principles will be evaluated for each service provided by the Company and is further supported by applicable guidance in ASC 606 to support the Company’s recognition of revenue.

The Company has not recognized any revenue to date.

Income Taxes

Income taxes are accounted under the asset and liability method. The current charge for income tax expense is calculated in accordance with the relevant tax regulations applicable to the entities. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Differences between statutory tax rates and effective tax rates relate to permanent tax differences.

Uncertain Tax Positions

The Company follows ASC 740-10 Accounting for Uncertainty in Income Taxes. This requires recognition and measurement of uncertain income tax positions using a “more-likely-than-not” approach. Management evaluates their tax positions on an annual basis.

The Company files income tax returns in the U.S. federal tax jurisdiction and various state tax jurisdictions. The federal and state income tax returns of the Company are subject to examination by the IRS and state taxing authorities, generally for three years after they were filed.

Earnings (Loss) Per Share of Common Stock

Basic net income (loss) per common share is computed using the weighted average number of common shares outstanding. Diluted earnings per share (“EPS”) include additional dilution from common stock equivalents, such as convertible notes, preferred stock, stock issuable pursuant to the exercise of stock options and warrants.

Common stock equivalents are not included in the computation of diluted earnings per share when the Company reports a loss because to do so would be anti-dilutive for periods presented, so only the basic weighted average number of common shares are used in the computations.

F-9

Digital Assets

Digital assets are included in the consolidated balance sheets. We have ownership of and control over our digital assets and may use third party custodial services to secure them. Digital assets are initially recorded at cost and are subsequently remeasured at cost, net of any impairment losses on our consolidated balance sheets. We assign costs to digital asset transactions on a first-in, first-out basis. Gains or losses are not recorded until realized upon sale(s).

We determine the fair value of our digital assets on a nonrecurring basis, based on quoted prices on the active exchange(s) that we have determined is the principal market for such assets (Level 1 inputs). We perform a quarterly, or more frequent review to identify whether events or changes in circumstances, principally decreases in the quoted prices on active exchanges on any day during the quarter, indicate that it is more likely than not that our digital assets are impaired.

The cost basis of digital assets will not be adjusted upward for subsequent increases in fair value. Such impairment in the value of digital assets is recorded as a component of other operating expenses in our consolidated statements of operations.

We recorded an impairment loss of approximately $7,573 and $237,877 related to digital assets during the years ended December 31, 2023 and 2022, respectively. On September 30, 2023, the Company wrote off the remaining $4,550 in digital assets as Management deemed this worthless.

Notes Payable

The Company issued various notes payable to related and non-related parties. These notes payable included detachable warrants.

●	Detachable warrants. The Company accounts for detachable warrants in accordance with ASC No. 470-20, Debt, which requires the Company to bifurcate and separately account for the detachable warrant. The values are assigned to detachable warrant based on a relative fair allocation between the note, and the warrants. The fair value used for the warrant in this allocation is calculated using the Black-Scholes valuation model.

The convertible notes were analyzed to determine whether the conversion features in the notes or warrants contained any derivative liability components. The notes and warrants did not necessitate the need to be accounted for as derivative liabilities, and the relative fair value of the warrants were recognized as debt discounts to the notes which were amortized over the life of the notes using the interest method.

Fair Value Measurements

ASC 820 Fair Value Measurements defines fair value, establishes a framework for measuring fair value in accordance with GAAP, and expands disclosure about fair value measurements. ASC 820 classifies these inputs into the following hierarchy:

Level 1 inputs: Quoted prices for identical instruments in active markets.

Level 2 inputs: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 inputs: Instruments with primarily unobservable value drivers.

Financial instruments consist principally of cash, accounts receivable and other receivables, accounts payable and accrued liabilities, notes payable, and amounts due to related parties. We measure our investments at cost less any impairment, and our notes receivable are at cost less any reserve for uncollectible amounts. Gains and losses of the securities we own are reflected in the statements of operations. The fair value of cash is determined based on Level 1 inputs. There were no transfers into or out of “Level 3” during the periods ended December 31, 2023 and 2022. The recorded values of all other financial instruments approximate their current fair values because of their nature and respective relatively short maturity dates or durations.

F-10

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

	Level 1	Level 2	Level 3
December 31, 2023
Investment – HUMBL stock	$9,000	$-	$-
Investment – Stratos Renewables Corporation	760,000	-	-

December 31, 2022
Investment – HUMBL stock	$94,000	$-	$-

NOTE 3-STOCKHOLDERS’ EQUITY (DEFICIT)

During the Company’s fiscal fourth quarter of 2019, they became aware of some inconsistencies with respect to the approvals of prior amendments to their corporate charter and executed a series of amendments to these to rectify those inconsistencies. As a result, from the period October 14, 2019 through January 15, 2020, the Company executed the following transactions:

(a) An increase to the authorized common shares from 2,430,500,000 shares to 5,964,500,000 shares;

(b) Conversion of the 300,000 Series D Preferred Shares to 3,000,000,000 common shares;

(c) Execution of a series of votes for the following: (1) Name Change to Forwardly, Inc.; (2) Reverse split the common stock on a 1-for-8 basis; (3) Reduce the authorized common stock from 5,964,500,000 shares to 303,812,500 shares and then increased to 1,360,000,000 shares where it stands today;

(d) Cancel the 3,000,000,000 common shares prior to the change in authorized and reverse split took effect;

(e) Issue 300,000 Series D Preferred Shares to the Company’s CEO for $500

These changes took effect through January 15, 2020. The Company’s current capitalization is 1,360,000,000 common shares with a par value of $.001 per share; and 40,000,000 preferred shares authorized of which 24,000,000 Series A preferred shares with a par value of $.001; 1,500,000 Series B preferred shares with a par value of $.0001; 5,000,000 Series C preferred shares with a par value of $.001; and 5,000,000 Series D preferred shares with a par value of $.001.

F-11

For the periods ended December 31, 2023 and December 31, 2022:

Class of Preferred	Issued and Outstanding	Voting Rights	Conversion Rights
Series A	521,413	521,413	521,413
Series B	123,478	123,478	123,478
Series C	0	0	0
Series D	300,000	375,000,000	375,000,000

There are no dividend, liquidation or redemption or sinking fund provisions.

On May 4, 2020, the Preferred Series C Shareholder, requested cancellation of their 5,000,000 Series C Preferred shares. There was no consideration due to the shareholder for this cancellation.

On September 30, 2020, the Company issued 107,812,500 shares to convert the convertible promissory notes outstanding at the time of $300,000 plus the accrued interest on those notes of $45,000 in accordance with the terms of the convertible note agreements. In addition, the Company issued 23,437,500 shares of common stock in the exercise of warrants that were issued with the aforementioned convertible promissory notes for $150,000. On November 9, 2020, the Company issued 40,000,000 shares for services valued at $200,000.

In March 2021, the Company issued 3,906,250 shares of common stock in the exercise of warrants valued at $25,000, and in September 2021, the Company issued 19,786,666 shares of common stock in exchange of warrants valued at $593,600.

In March 2022, the Company issued 4,913,242 shares of common stock in conversion of convertible notes and accrued interest valued at $58,959; and issued 9,893,333 shares of common stock in the exercise of warrants for $296,800.

In August 2022, the Company issued 77,330,420 shares of common stock in conversion of convertible notes and accrued interest valued at $1,546,607; and issued 2,000,000 shares of common stock in the exercise of warrants for $40,000.

F-12

In March 2023, the Company issued 11,500,000 shares of common stock for services valued at $228,850.

Common Stock Warrants

The following schedule summarizes the changes in the Company’s common stock warrants:

			Weighted		Weighted
	Warrants Outstanding		Average		Average
	Number	Exercise	Remaining	Aggregate	Exercise
	Of	Price	Contractual	Intrinsic	Price
	Shares	Per Share	Life	Value	Per Share

Balance at December 31, 2021	99,317,916	$0.0064--0.25	1.13 years	$830,078	$0.13

Warrants granted	-	$-	-		$
Warrants exercised	(11,893,333)	$-	-		$
Warrants expired/cancelled	(46,531,250)	$-	-		$

Balance at December 31, 2022	40,893,333	$0.0064-0.25	0.96 years	$-	$0.21

Warrants granted	-	$-	-		$
Warrants exercised/exchanged	-	$-	-		$
Warrants expired/cancelled	(11,893,333)	$-	-		$

Balance at December 31, 2023	29,000,000	$0.0064-0.25	0.08 years	$-	$0.25

Exercisable at December 31, 2023	29,000,000	$0.0064-0.25	0.08 years	$-	$0.25

In connection with the issuance of the 2019 convertible secured promissory notes, the Company granted 46,875,000 warrants that are convertible at a price of $0.0064 per share into common stock. The warrants have a three-year term. Through December 31, 2020 23,437,500 of these warrants were exercised for $150,000. In March 2021 3,906,250 of these warrants were exercised for $25,000.

On August 1, 2020, the Company issued 2,000,000 warrants to a medical consultant to be part of an advisory board for the Company’s new subsidiary. These warrants have a three-year term and have an exercise price of $0.10 per share. The value of these warrants were recorded at $18,295.

In connection with the issuance of convertible secured promissory notes on September 9, 2020, the Company granted 19,786,666 one-year warrants that are convertible at a price of $0.03 per share into common stock and granted 19,786,666 three-year warrants that are convertible at a price of $0.10 per share into common stock. The 19,786,666 one-year warrants were exercised in 2021 for $593,600, and an additional 9.893.333 warrants were exercised for $296,800 in March 2022.

In connection with the 2021 convertible note agreements, the Company granted 29,000,000 warrants that mature in one year (January 29, 2022) with a strike price of $0.10 per share, which were subsequently updated to a strike price of $0.02 per share in an effort to have the warrant holders convert prior to expiration, and 29,000,000 warrants that mature in three years (January 29, 2024) with a strike price of $0.25 per share. The one year warrants were extended to August 31, 2022. The extension did not create a material modification of the convertible notes. In August 2022, 2,000,000 of the warrants were exercised at a $0.02 strike price for $40,000.

There were 46,531,250 warrants expired in the year ended December 31, 2022, and 11,893,333 warrants expired in the year ended December 31, 2023.

F-13

NOTE 4 – CONVERTIBLE PROMISSORY NOTES

The Company entered into promissory notes during 2020 and 2021. All of these notes were either repaid or converted as of December 31, 2022.

In August 2022, $1,300,000 of these convertible notes along with accrued interest of $246,608 were converted into 77,330,420 common shares. In addition, the Company repaid the remaining $150,000 of these convertible notes along with accrued interest of $28,455.

Interest expense for the year ended December 31, 2022 amounted to $115,989. Amortization of the debt discount for the year ended December 31, 2022 was $519,129. Amortization of the BCF discount for the year ended December 31, 2022 was $125,874.

NOTE 5 – COMMITMENTS

Ligand Innovation Global

On May 26, 2020, the Company and Ligand Innovation Global, a Canadian Corporation (“Ligand”) entered into an Exclusive Distributor Agreement (“Distributor Agreement”).

Pursuant to the Distributor Agreement, the Company is appointed the exclusive distributor for all portable ventilator product lines, including, but not limited to, all models, variations, generations and upgrades to the product currently identified as LifeAir G1, and any similar product lines under different names (“Product”) in the United States of America (“Territory”). The Distributor Agreement shall continue in perpetuity unless terminated earlier and may be terminated for breach if any party defaults in the performance of any material obligation in the Distributor Agreement, for insolvency, by Ligand for lack of performance should the Company in two years after approval by the United States Food and Drug Administration no sell at least 1,000 units, and under which the Company agreed to issue 2,000 shares of Series D Preferred Stock upon Ligand’s ventilators receiving FDA approval for commercial use and an option to purchase 10 million shares of the Company’s common stock for a 12 month exercise period upon such FDA approval as well as availability of the ventilators for sale by the Company. The Company was notified that the FDA has rejected the application for Emergency Use Authorization and will continue to focus on the full application to the FDA and on exploring alternate jurisdictions for approval of the LifeAirG1.

On April 8, 2021, Ligand and the Company entered into a Share Purchase Agreement (the “SPA”) whereby the Company has agreed to purchase 33.33% of Ligand for $1,000,000 which is equal to 1,304,152 shares of Ligand stock. The Company will be the largest individual shareholder in Ligand but does not exercise any operational or financial control of Ligand. The Company will account for this investment under the guidance of ASC 321. The Company has elected to apply the measurement alternative discussed in ASC 321-10-35-2, and as a result will measure the investment at cost and adjust to fair value if impaired or upon observable prices. The Company determined to impair the investment at June 30, 2022. This loss is included in Impairment – investment - Ligand in the consolidated statement of operations.

HUMBL, Inc.

On November 23, 2020 (closed on December 4, 2020), the Company and HUMBL Inc. (formerly Tesoro Enterprises, Inc) (“HUMBL”) entered into a Warrant Purchase Agreement (“Warrant Agreement”).

F-14

Pursuant to the Warrant Agreement, the Company paid $200,000 (cost of $0.0016 post-split of HUMBL) to HUMBL to purchase post-split (effective February 26, 2021) 125,000,000 warrants (“Warrant Shares”) of HUMBL at an exercise price of $0.20 per share, upon completion of the merger HUMBL and HUMBL LLC, a Delaware limited liability company. The Company expensed $16,000 related to these warrants when 10,000,000 warrants were exercised.

On November 18, 2021, the Company entered into a Share Registration Agreement with HUMBL under which HUMBL agreed to register the Warrant Shares through the filing with the SEC of a Form S-1 and to extend the exercise period from December 3, 2022 to December 31, 2023. The Company exercised 10,000,000 warrants on January 21, 2022. As of December 31, 2023 and December 31, 2022, the Company owns 10,000,000 shares of HUMBL, Inc. (See Note 8).

The Company’s CEO loaned the Company $2,000,000 to allow the Company to purchase the Warrant Shares under the terms of the Share Registration Agreement (See Note 7).

The Company had elected to account for the purchase of this warrant as an investment under the guidance of ASC 321. The warrants are not traded on a national exchange, so do not have a readily determinable fair value as defined in ASC 321. The Company has elected to apply the measurement alternative discussed in ASC 321-10-35-2, and as a result will measure the investment at cost and adjust to fair value if impaired or upon observable prices.

On November 15, 2022, the Company and HUMBL entered into a Settlement Agreement and Mutual Release of Claims (the “Settlement Agreement”). Under the terms of the Settlement Agreement, HUMBL agreed to pay $2,200,000 in the form of a Promissory Note and execute a confession of judgment to settle certain disputes between the parties. In return, the Company agreed to return their 115,000,000 unexercised warrants to HUMBL. The 10,000,000 shares issued to the Company from the original 125,000,000 warrants which represented the 10,000,000 warrant exercise in January 2022, will be retained by the Company in lieu of interest on the note.

The Promissory Note is to be repaid in five equal monthly payments of $440,000 commencing November 15, 2022 with final payment due on March 15, 2023. The Company received four of the five installments, including the January and February 2023 payments on December 30, 2022 and agreed to extend the March 15, 2023 payment to June 15, 2023. The Company was paid the remaining $440,000 in June 2023, and no balance remains as of December 31, 2023.

NOTE 6 – NOTE RECEIVABLE

On April 12, 2021, the Company invested $200,000 in the form of a one-year fixed rate convertible loan in Maverick Energy Group, Inc. (“Maverick”). The convertible loan bears interest at the rate of 15% per annum and is convertible into shares of Maverick’s common stock at $0.20 per share. The convertible loan is currently in default as this has not been repaid to the Company nor converted. The loan agreement also provides the Company with a two-year warrant enabling the Company to purchase up to 2,000,000 shares of common stock at $0.35 per share. Maverick was in default of this note, and Management had initiated a lawsuit against Maverick for repayment of the note and the accrued interest. As of June 30, 2022, Management had determined to reserve both the note receivable of $200,000 plus the accrued interest receivable.

On March 13, 2023, Maverick confessed and authorized the entry of judgment in favor of the Company in the sum of $264,027.23 (which included legal fees incurred by the Company of $6,494.23) through March 13, 2023, with interest continuing to accrue at 15% per annum. The Company continues to reserve this judgment due to the uncertainty that Maverick will be able to pay the fees noted herein. The interest income earned has been reflected as bad debt expense for the year ended December 31, 2023 and 2022, respectively.

F-15

NOTE 7 – NOTE PAYABLE – RELATED PARTY

On November 18, 2021, The Company’s CEO, loaned the Company $2,000,000 to allow the Company to purchase the Warrant Shares under the terms of the Share Registration Agreement. The loan was due November 22, 2022 with annual interest of 8% per annum. Interest expense on the note for the year ended December 31, 2023 and 2022 was $0 and $83,770, respectively. The note payable – related party and the accrued interest of $155,704 had been fully repaid as of December 31, 2022.

NOTE 8 – INVESTMENTS

HUMBL

The Company recognized an investment of $2,000,000 on January 21, 2022 when they exercised 10,000,000 warrants for 10,000,000 shares of common stock of HUMBL, Inc. The Company does not exhibit any control over HUMBL and their investment represents less than 1% of the total issued and outstanding shares of HUMBL, Inc. The Company recognized an unrealized loss on this investment for the year ended December 31, 2022 of $1,906,000, bringing the value of the investment to $94,000 at December 31, 2022. There was an unrealized loss of $85,000 for the year ended December 31, 2023 bringing the value of the investment to $9,000 as of December 31, 2023.

Stratos Renewables Corporation

On August 11, 2023, the Board of Directors of the Company approved the purchase of 2,000,000 units with each unit consisting of 1 share of common stock, 1 warrant at an exercise price of $0.30 per share expiring December 31, 2024 and 1 warrant at an exercise price of $0.50 per share expiring December 31, 2026 of Stratos Renewables Corporation for a purchase price of $400,000. The Company recorded $360,000 in unrealized gains for the year ended December 31, 2023 bringing the investment to $760,000 as of December 31, 2023. Stratos Renewables Corporation is a related party as the CEO and Director of the Company is also the CEO and Director of Stratos Renewables Corporation.

NOTE 9 – DIGITAL ASSETS

The Company purchased 10,000,000 BLOCKS, with a value of $250,000 on January 19, 2022. As of December 31, 2022, the Company still owns the 10,000,000 BLOCKS, and has recognized an impairment on these BLOCKS of $237,877 for the year ended December 31, 2022. As a result of the impairment, the value of the digital assets as of December 31, 2022 was $12,123. There was impairment of $7,573 for the nine months ended September 30, 2023 bringing the value of the digital assets to $4,550 as of September 30, 2023. This amount has been written off as of September 30, 2023 as Management has determined there to be no market to sell these digital assets as the value has dropped significantly.

NOTE 10 - INCOME TAXES

The following table summarizes the significant differences between the U.S. federal statutory tax rate and the Company’s effective tax rate for financial statement purposes for the years ended December 31, 2023 and 2022.

	2023 (%)	2022 (%)
Federal income taxes at statutory rate	21	21%
State income taxes at statutory rate	-	-%
Change in valuation allowance	(21)	(21)%
Totals	-	-%

F-16

The following is a summary of the net deferred tax asset (liability) as of December 31, 2023 and 2022:

	As of	As of
	December 31, 2023	December 31, 2022
Deferred tax assets:
Net operating losses	$1,563,772	$1,487,261
Valuation allowance	(1,563,772)	(1,487,261)

Net deferred tax assets/liabilities	$-	$-

The federal net operating loss carryforward at December 31, 2023 is $7,446,531. After consideration of all the evidence, both positive and negative, Management has recorded a full valuation allowance at December 31, 2023 and 2022, due to the uncertainty of realizing the deferred income tax assets.

The Company recognizes interest and penalties, if any, for unrecognized tax benefits as part of income tax expense. For the years ended December 31, 2023 and 2022, there were no interest and penalties recorded in income tax expense.

NOTE 11 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events up through March 20, 2024, the date in which the consolidated financial statements were issued.

F-17

OUTSIDE BACK COVER OF PROSPECTUS

We have not authorized any dealer, salesperson or any other person to give any information or to represent anything other than those contained in this prospectus in connection with the offer contained herein, and, if given or made, you should not rely upon such information or representations as having been authorized by Forwardly, Inc. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to those to which it relates in any state to any person to whom it is not lawful to make such offer in such state. The delivery of this prospectus at any time does not imply that the information herein is correct as of any time after the date of this prospectus.

DEALER PROSPECTUS DELIVERY REQUIREMENT

Until _______________, 2024 [90 days from the date of this prospectus], all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Forwardly, Inc.

137,636,995 Shares

Common Stock

PROSPECTUS

_______ ___, 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered. None of the following expenses are payable by the Selling Stockholders. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$	*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous		*
TOTAL	$	*

*To be filed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Sections 78:7502 and 78:751 of the Nevada Revised Statutes provide, under certain circumstances, for the indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities. Below is a summary of the circumstances in which such indemnification is provided.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to our best interests; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified. Indemnification is mandatory to the extent that any director, officer, employee or agent of a corporation is successful on the merits or otherwise in defense of the above proceedings.

We have not entered into any agreements with our directors and executive officers that require us to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that the person is or was a director or officer of our Company or any of our affiliated enterprises.

We do not maintain any policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under any circumstances.

Our Bylaws at Section 5.5 provide for indemnification of any director, officer, employee or agent of the Company in accordance with the indemnification provisions of the Nevada Revised Statutes.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Since January 1, 2020, we have issued the following unregistered securities:

Convertible Note and Warrant Issuances

On September 9, 2020, we issued a 12-month convertible note to Konop Enterprises, Inc. in the principal amount of $25,000 convertible into shares of our common stock at $0.012 per share together with a warrant exercisable for three years at an exercise price of $0.10 per share.

On September 9, 2020, we issued a 12-month convertible note to Peter Luce in the principal amount of $25,000 convertible into shares of our common stock at $0.012 per share together with a warrant exercisable for three years at an exercise price of $0.10 per share.

On January 29, 2021 we issued a 17-month convertible note to George Sharp in the principal amount of $100,000 that was convertible into shares of our common stock at $0.05 per share together with two warrants, one with an exercise price of $0.02 that was exercisable for 12 months from the date of the note and the other exercisable for 36 months from the date of the note at an exercise price of $0.25. The Company extended the exercise period of the 12-month warrant to August 29, 2022.

On January 29, 2021, we issued a 17-month convertible note to Status Marketing Company Inc. in the principal amount of $100,000 that was convertible into shares of our common stock at $0.05 per share together with two warrants, one with an exercise price of $0. 02 that was exercisable for 12 months from the date of the note and the other exercisable for 36 months from the date of the note at an exercise price of $0.25. The Company extended the exercise period of the 12-month warrant to August 29, 2022.

On January 29, 2021 we issued a 17-month convertible note to Abubakkar Noohujohn in the principal amount of $50,000 that was convertible into shares of our common stock at $0.05 per share together with two warrants, one with an exercise price of $0.02 that was exercisable for 12 months from the date of the note and the other exercisable for 36 months from the date of the note at an exercise price of $0.25. The Company extended the exercise period of the 12-month warrant to August 29, 2022.

On January 29, 2021 we issued a 17-month convertible note to Biltmore Properties, Ltd. in the principal amount of $50,000 that was convertible into shares of our common stock at $0.05 per share together with two warrants, one with an exercise price of $0.02 that was exercisable for 12 months from the date of the note and the other exercisable for 36 months from the date of the note at an exercise price of $0.25. The Company extended the exercise period of the 12-month warrant to August 29, 2022.

On January 29, 2021 we issued a 17-month convertible note to Paul Pegolo in the principal amount of $50,000 that was convertible into shares of our common stock at $0.05 per share together with two warrants, one with an exercise price of $0.02 that was exercisable for 12 months from the date of the note and the other exercisable for 36 months from the date of the note at an exercise price of $0.25. The Company extended the exercise period of the 12-month warrant to August 29, 2022.

On January 29, 2021 we issued a 17-month convertible note to Hardy Bunn in the principal amount of $50,000 that was convertible into shares of our common stock at $0.05 per share together with two warrants, one with an exercise price of $0.02 that was exercisable for 12 months from the date of the note and the other exercisable for 24 months from the date of the note at an exercise price of $0.25. The Company extended the exercise period of the 12-month warrant to August 29, 2022.

On January 29, 2021 we issued a 17-month convertible note to Peter Luce in the principal amount of $50,000 that was convertible into shares of our common stock at $0.05 per share together with two warrants, one with an exercise price of $0.02 that was exercisable for 12 months from the date of the note and the other exercisable for 36 months from the date of the note at an exercise price of $0.25. The Company extended the exercise period of the 12-month warrant to August 29, 2022.

On January 29, 2021 we issued a 17-month convertible note to Marin Miller in the principal amount of $50,000 that was convertible into shares of our common stock at $0.05 per share together with two warrants, one with an exercise price of $0.02 that was exercisable for 12 months from the date of the note and the other exercisable for 36 months from the date of the note at an exercise price of $0.25. The Company extended the exercise period of the 12-month warrant to August 29, 2022.

On January 29, 2021 we issued a 17-month convertible note to the Louis Sapi Trust in the principal amount of $100,000 that was convertible into shares of our common stock at $0.05 per share together with two warrants, one with an exercise price of $0.02 that was exercisable for 12 months from the date of the note and the other exercisable for 36 months from the date of the note at an exercise price of $0.25. The Company extended the exercise period of the 12-month warrant to August 29, 2022.

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On January 29, 2021 we issued a 17-month convertible note to Michael Domingues in the principal amount of $50,000 that was convertible into shares of our common stock at $0.05 per share together with two warrants, one with an exercise price of $0.02 that was exercisable for 12 months from the date of the note and the other exercisable for 36 months from the date of the note at an exercise price of $0.25. The Company extended the exercise period of the 12-month warrant to August 29, 2022.

On January 29, 2021 we issued a 17-month convertible note to Leonard Harris in the principal amount of $50,000 that was convertible into shares of our common stock at $0.05 per share together with two warrants, one with an exercise price of $0.02 that was exercisable for 12 months from the date of the note and the other exercisable for 36 months from the date of the note at an exercise price of $0.25. The Company extended the exercise period of the 12-month warrant to August 29, 2022.

On January 29, 2021 we issued a 17-month convertible note to the MacNicol Emergence Fund in the principal amount of $150,000 that was convertible into shares of our common stock at $0.05 per share together with two warrants, one with an exercise price of $0.02 that was exercisable for 12 months from the date of the note and the other exercisable for 36 months from the date of the note at an exercise price of $0.25. The Company extended the exercise period of the 12-month warrant to August 29, 2022.

On January 29, 2021 we issued a 17-month convertible note to Kristine Plowman in the principal amount of $25,000 that was convertible into shares of our common stock at $0.05 per share together with two warrants, one with an exercise price of $0.02 that was exercisable for 12 months from the date of the note and the other exercisable for 36 months from the date of the note at an exercise price of $0.25. The Company extended the exercise period of the 12-month warrant to August 29, 2022.

On January 29, 2021 we issued a 17-month convertible note to James Blackwell in the principal amount of $75,000 that was convertible into shares of our common stock at $0.05 per share together with two warrants, one with an exercise price of $0.02 that was exercisable for 12 months from the date of the note and the other exercisable for 36 months from the date of the note at an exercise price of $0.25. The Company extended the exercise period of the 12-month warrant to August 29, 2022.

On January 29, 2021 we issued a 17-month convertible note to Antonio Dutra in the principal amount of $150,000 that was convertible into shares of our common stock at $0.05 per share together with two warrants, one with an exercise price of $0.02 that was exercisable for 12 months from the date of the note and the other exercisable for 36 months from the date of the note at an exercise price of $0.25. The Company extended the exercise period of the 12-month warrant to August 29, 2022.

On January 29, 2021 we issued a 17-month convertible note to Paul Cloutier in the principal amount of $200,000 that was convertible into shares of our common stock at $0.05 per share together with two warrants, one with an exercise price of $0.02 that was exercisable for 12 months from the date of the note and the other exercisable for 36 months from the date of the note at an exercise price of $0.25. The Company extended the exercise period of the 12-month warrant to August 29, 2022.

On January 29, 2021 we issued a 17-month convertible note to Nrich Inc. in the principal amount of $25,000 that was convertible into shares of our common stock at $0.05 per share together with two warrants, one with an exercise price of $0.02 that was exercisable for 12 months from the date of the note and the other exercisable for 36 months from the date of the note at an exercise price of $0.25. The Company extended the exercise period of the 12-month warrant to August 29, 2022.

On January 29, 2021 we issued a 17-month convertible note to AirBond Travel Services Inc. in the principal amount of $25,000 that was convertible into shares of our common stock at $0.05 per share together with two warrants, one with an exercise price of $0.02 that was exercisable for 12 months from the date of the note and the other exercisable for 24 months from the date of the note at an exercise price of $0.25. The Company extended the exercise period of the 12-month warrant to August 29, 2022.

None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe the offers, sales and issuances of the above securities were exempt from registration under the Securities Act (or Regulation D or Regulation S promulgated thereunder) by virtue of Section 4(a)(2) of the Securities Act because the issuance of securities to the recipients did not involve a public offering, or in reliance on Rule 701 because the transactions were pursuant to compensatory benefit plans or contracts relating to compensation as provided under such rule. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

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ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See the Exhibit Index immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers, or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(5) That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iii) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(i) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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EXHIBIT INDEX

Exhibit No.	Description

3.1**	Amended and Restated Articles of Incorporation

3.2**	Certificates of Amendment to the Articles of Incorporation

3.3	Amended and Restated Bylaws

4.1**	Series A Certificate of Designation

4.2**	Series B Certificate of Designation

4.3**	Series C Certificate of Designation

4.4**	Series D Certificate of Designation

5.1*	Opinion of Fennemore Craig, P.C. as to the legality of the securities being qualified

10.1**	Subscription Exclusive Distributor Agreement dated May 26, 2020 between Forwardly, Inc. and Ligand Innovation Global

10.2	Subscription Stock Purchase Agreement dated April 8, 2021 between Forwardly, Inc. and Ligand Innovation Global

10.3**	Share Registration Agreement dated November 18, 2021 between Forwardly, Inc. and HUMBL, Inc.

10.4	Executive Employment Agreement dated June 1, 2020 between Forwardly, Inc. and George Sharp

21.1	Subsidiaries of Forwardly, Inc. Consent of Fennemore Craig, P.C. (included in Exhibit 5.1)

23.1	Consent of Fruci & Associates II, PLLC regarding Forwardly, Inc.

23.2*	Consent of Fennemore Craig, P.C. (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page to this Registration Statement)

107	Filing Fee Table

* To be filed by amendment

** Previously filed

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Henderson, Nevada, on the 15th day of April, 2024.

FORWARDLY, INC.

By:	/s/ George Sharp
Name:	George Sharp
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints George Sharp as their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ George Sharp	President, CEO (principal executive officer and principal financial officer)	April 15, 2024
George Sharp	and Director

/s/ Leonard J. Harris	Director	April 15, 2024

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